Exhibit 4.27

Execution Copy

SALE OF SHARES AGREEMENT

between

PAMODZI URANIUM (PROPRIETARY) LIMITED

and

PAMODZI COOKE (PROPRIETARY) LIMITED

and

ARMGOLD/HARMONY JOINT INVESTMENT COMPANY (PROPRIETARY) LIMITED

and

GOLD ONE INTERNATIONAL LIMITED

and

NEWSHELF 1114 (PROPRIETARY) LIMITED

and

RAND URANIUM (PROPRIETARY) LIMITED

in respect of 100% of the issued shares of

RAND URANIUM (PROPRIETARY) LIMITED

1.	Parties

1.1	The Parties to this Agreement are:

1.1.1	Pamodzi;

1.1.2	Pamodzi Cooke;

1.1.3	Investco;

1.1.4	Gold One;

1.1.5	Purchaser; and

1.1.6	the Company.

1.2	Any reference herein to “Party” and “Parties” shall be a reference to the Parties described above either individually or collectively, as may be required by the context of this Agreement, and their respective successors in title, administrators, assigns, liquidators, curators, executors, trustees or other duly authorised representatives of the Parties as fully and effectively as if they had signed this Agreement in the first instance.

THE PARTIES HEREBY AGREE WITH ONE ANOTHER AS FOLLOWS:

2.	Definitions and interpretation

2.1	In this Agreement the following expressions shall, unless otherwise stated or inconsistent with the context in which they appear, bear the following meanings and cognate expressions shall bear corresponding meanings:

2.1.1	““A” Shares”	1200 “A” ordinary shares with a par value of R1.00 each beneficially owned by Pamodzi Cooke and registered in the name of Pamodzi as nominee for Pamodzi Cooke, comprising 60% of the issued share capital of the Company;

2.1.2	“Acquisition Proposal”	means with regard to the Sale Shares, the Company and/or any assets of the Company:

		(i)	any proposal or offer for a merger, amalgamation, re-organisation, recapitalisation or other business combination; or

		(ii)	any proposal or offer to acquire in any manner directly or indirectly any material asset or property of the Company; or

		(iii)	any proposal or offer to acquire in any manner directly or indirectly the Sale Shares and/or any securities of the Company, either in full or in part only; or

		(iv)	any sale or issue of securities of the Company or rights or interests therein,

in each case of the foregoing sub-clauses (i) to (iv), other than the Transaction and the transactions contemplated hereby;

2.1.3	“Agreement”	this sale of shares agreement, including all annexures hereto, as varied or amended from time to time;

2.1.4	“ASIC”	the Australian Securities and Investments Commission;

2.1.5	“ASX”	the ASX Limited (ACN 008 624 691), a public company incorporated under the laws of Australia, or where the context requires, the financial market conducted by it known as the Australian Securities Exchange;

2.1.6	“ASX Listing Rules”	the Listing Rules of ASX and any other rules of ASX which are applicable to Gold One while it remains admitted to the Official List of ASX, each as amended or replaced from time to time, except to the extent of any express written waiver by ASX;

2.1.7	“AUD”	Australian Dollars, the lawful currency of Australia;

2.1.8	“Australia”	the Commonwealth of Australia;

2.1.9	“Balance Payment”	the balance of the Purchase Price, if any, remaining after deduction of the amount of the Cash Payment from the amount of the Purchase Price;

2.1.10	“BEE”	Black Economic Empowerment;

2.1.11	“Board”	the board of directors of the Company;

2.1.12	“Business Day”	any day other than a Saturday, Sunday or official public holiday in South Africa or in Sydney, New South Wales, Australia or in Perth, Western Australia, Australia;

2.1.13	“Cash Escrow Amount”	the cash portion of the Escrow Amount, equal to one tenth of the amount of the Cash Payment;

2.1.14	“Cash Payment”	the cash payment in an amount of not less than USD150,000,000.00 (one hundred and fifty million United States dollars) to be paid by the Purchaser to the Sellers in respect of the Purchase Price;

2.1.15	“CHESS”	the Clearing House Electronic Sub-register System operated by the ASX;

2.1.16	“Company”	Rand Uranium (Proprietary) Limited, registration number 2007/007531/07, a private company incorporated and registered in accordance with the laws of South Africa;

2.1.17	“Companies Act”	the South African Companies Act, 2008, as amended or replaced from time to time;

2.1.18	“Competition Act”	the South African Competition Act, 1998, as amended or replaced from time to time;

2.1.19	“Completion Date”	the fifth Business Day following the Fulfilment Date, or such later date as the Parties may agree in writing;

2.1.20	“Completion Period”	the period from the Signature Date to the Completion Date, both dates inclusive;

2.1.21	“Consideration Shares”	the number of new fully paid ordinary shares in the share capital of Gold One, freely tradable on the ASX and JSE (where relevant), equal in value to the Balance Payment, determined by dividing the amount of the Balance Payment by AUD 0.46, which is the 5 day volume weighted average price at which Gold One’s shares traded on the ASX over the 5 Business Days prior to the first public announcement of the Transaction on 28 April 2011, converted to 0.503 United States dollars at the closing Australian/United States dollar exchange rate on the date immediately preceding the date of such public announcement, as quoted by the Standard Bank of South Africa Limited;

2.1.22	“Consideration Shares Warranties”	the warranties given by the Purchaser to the Sellers in Annexure D;

2.1.23	“Corporations Act”	the Australian Corporations Act 2001(Cth);

2.1.24	“Debt Financing”	the portion (which may be the entire amount) of the Cash Payment that is provided by the lender pursuant to, and subject to the terms and conditions of, the Debt Financing Commitment, which, together with the Gold One Funding Amount, if any, comprises the Cash Payment;

2.1.25	“Debt Financing Commitment”	the debt financing commitment pursuant to letters from Investec Bank Limited dated 19 April 2011, 19 May 2011 and 20 May 2011, respectively, each attached hereto as Annexure F;

2.1.26	“Disclosure Material”	all matters disclosed in the body of this Agreement, the Annexures hereto and all documents and other written materials made available by the Sellers and the Company in an electronic data room, the contents of which have been included on CD ROMs delivered to Gold One and the Purchaser on the Signature Date;

2.1.27	“DMR”	the Department of Mineral Resources of South Africa;

2.1.28	“Due Diligence”	the due diligence investigation carried out by or on behalf of the Purchaser and Gold One into the affairs of the Company;

2.1.29	“Escrow Accounts”	the accounts held at the Escrow Agent in the aggregate of the Escrow Amount as security for any Warranty Claim in accordance with clause 10;

2.1.30	“Escrow Agent”	Webber Wentzel Attorneys of 10 Fricker Road, Illovo, Johannesburg;

2.1.31	“Escrow Agreement”	the Escrow Agreement to be executed on or as soon as is reasonably possible after the Signature Date amongst the Escrow Agent, the Sellers, Gold One and the Purchaser, substantially in the form of Annexure E;

2.1.32	“Escrow Amount”	an amount equal to USD25,000,000.00 (twenty-five million United States dollars) to be deposited in cash and Consideration Shares (with the Consideration Shares valued in accordance with the definition thereof) in the proportions in which the Cash Payment and the Consideration Shares respectively make up the Purchase Price;

2.1.33	“Founding Documents”	the documents constituting a company under the Applicable Laws, including the memorandum and articles of association or the constitution, as the case may be, together in each case with all amendments thereto;

2.1.34	“Fulfilment Date”	the Business Day immediately following the day on which all the Suspensive Conditions have been fulfilled or waived, as the case may be;

2.1.35	“Future Shareholder Loans”	shareholder loans that may be advanced to the Company by the Sellers after the Signature Date;

2.1.36	“Gold One”

Gold One International Limited (ACN 094265746), a company incorporated and registered in accordance with the laws of Australia and registered in South Africa as an external company (as defined in the South African Companies Act), under number 2009/000032/10, with its principal place of business at First Floor, 45 Empire Road, Parktown, 2193, Johannesburg, Gauteng, South Africa and its registered office at Level 3, 100 Mount Street, North Sydney, NSW 2060, Australia;

2.1.37	“Gold One Board”	the board of directors of Gold One, as constituted from time to time;

2.1.38	“Gold One Board Recommendation”	the recommendation by the Gold One Board, described in clause 12.1.6;

2.1.39	“Gold One Funding Amount”	the portion of the Cash Payment, if any, that is funded by Gold One from its currently available funds or any equity financing, which, together with the Debt Financing, comprises the Cash Payment;

2.1.40	“Governmental Authority”	any multinational, federal, provincial, state, county, regional, municipal, local or other government, governmental or public department, ministry, central bank, regulatory authority or tribunal, domestic or foreign, or any quasi-governmental or private body exercising administrative, regulatory, expropriation or taxing authority;

2.1.41	“Hedging Facility”	all transactions contemplated under the ISDA 2002 Master Agreement dated 24 August 2010 (including all relevant schedules thereto) between the Company and Standard Chartered Bank and the ISDA 2002 Master Agreement dated 7 October 2008 between the Company and Standard Bank (including all relevant schedules thereto), relating to gold production sold forward to Standard Bank and Standard Chartered Bank until March 2013;

2.1.42	“Income Tax Act”	the South African Income Tax Act, 1962, as amended or replaced from time to time;

2.1.43	“Interest Rate”	the rate of interest (nominal annual compounded monthly in arrears) from time to time published by Standard Bank as its prime overdraft lending rate plus 4% (a certificate from any manager of that bank, whose appointment or authority need not be proved, as to the prime rate at any time and the usual way in which it is calculated and compounded at such time shall, in the absence of manifest or clerical error, be final and binding on the Parties);

2.1.44	“Interim Funding Purposes”	the purposes for which the Company will require funding during the Completion Period, as described in clause 8.4.3;

2.1.45	“Investco”	Armgold/Harmony Joint Investment Company (Proprietary) Limited, registration number 2002/032163/07, a private company incorporated and registered in accordance with the laws of South Africa;

2.1.46	“Investco Escrow Shares”	the number of Consideration Shares that constitutes a portion of the Escrow Amount, equal to one tenth of the total number of Consideration Shares multiplied by the Payment Ratio applicable to Investco;

2.1.47	“Investco Subordinated Loan”	the subordinated loan owing by the Company to Investco as at the Completion Date, together with all interest thereon not yet paid at the Completion Date;

2.1.48	“Investco Warranties”	the warranties given by Investco to the Purchaser in terms of paragraph 2 of Annexure A;

2.1.49	“JIBAR”	the Johannesburg Inter Bank Rate for a period of three months which appears on the Reuters screen SAFEY page under the caption “YIELD” (or on the SAFEX nominated successor screen for JIBAR) as at 11h00, Johannesburg time, on the date any Future Shareholder Loan is advanced, provided that if for any reason JIBAR cannot be determined by reference to Reuters on any relevant date or services of Reuters ceases to be available as a result of discontinuation of such service, JIBAR will mean the mid market deposit rate in Rand quoted to the Company by any of the major banks in South Africa at approximately 11h00, Johannesburg time, on the relevant date;

2.1.50	“JSE”	the stock exchange operated by the JSE Limited, registration number 2005/022939/06, a public company incorporated and registered in accordance with the laws of South Africa;

2.1.51	“JSE Listings Requirements”	the listings requirements of the JSE and any other rules of the JSE which are applicable to Gold One while its shares remain listed on the JSE;

2.1.52	“Law”	all laws, regulations, directives, statutes, subordinate legislation, common law, judgements, orders, notices and awards of any competent court or authority or tribunal having force of law in South Africa or Australia, or any other matter or announcement of any nature having a similar affect to the above and the term “Applicable” with respect to such Laws and in a context that refers to one or more persons, means that such Laws apply to such person or persons or its or their business, undertaking, property, assets or securities and emanate from a Governmental Authority having jurisdiction over the person or persons or its or their business, undertaking, property, assets or securities;

2.1.53	“Material Adverse Change”	any change or matter occurring during the Completion Period, which when used in connection with the Sellers would result in an inability to deliver their respective Sale Shares to the Purchaser pursuant to the terms of this Agreement and when used in connection with the Company means any change or matter that has had a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company; provided, however, that when determining whether a Material Adverse Change has occurred, any change or matter, to the extent resulting from the following shall not be taken into account:

2.1.53.1	any change generally affecting the gold or uranium mining industry;

2.1.53.2	any change relating to the price of gold or uranium;

2.1.53.3	any change generally affecting the international, national or regional mining markets;

2.1.53.4	any change in markets for commodities generally;

2.1.53.5	any change in general regulatory or political conditions, including any engagements of hostilities, acts of war or terrorist activities or changes imposed by a Governmental Authority (other than any of the foregoing that causes any damage or destruction to or renders unusable material assets of the Company);

2.1.53.6	any change in any Laws (including environmental Laws) or industry standards;

2.1.53.7	any change in the financial, banking, securities or currency markets (including the inability to finance the acquisition or any increased costs for financing or suspension of trading in, or limitation on prices for, securities on any domestic or international securities exchange);

2.1.53.8	any actions specifically required to be taken pursuant to this Agreement; or

2.1.53.9	the announcement or pendency of the transactions contemplated hereby;

provided however that in the case of the foregoing clauses 2.1.53.1 to 2.1.53.7, any such changes or matters may be included in any determination whether a Material Adverse Change has occurred if disproportionately affecting the Company relative to other persons operating in the gold or uranium mining industry;

2.1.54	“MPRD Act”	the South African Minerals and Petroleum Resources Development Act, 2002, as amended or replaced from time to time;

2.1.55	“Ordinary Shares”	800 ordinary shares with a par value of R1.00 each owned by and registered in the name of Investco, comprising 40% of the issued share capital of the Company;

2.1.56	“Pamodzi”	Pamodzi Uranium (Proprietary) Limited, registration number 2007/012390/07, a private company incorporated and registered in accordance with the laws of South Africa;

2.1.57	“Pamodzi Cooke”	Pamodzi Cooke (Proprietary) Limited, registration number 07652107, a limited liability company incorporated in the Republic of Mauritius;

2.1.58	“Pamodzi Payment Amount”	an amount equal to USD209,000,000.00 (two hundred nine million United States dollars) less an amount equal to the Escrow Amount multiplied by the Payment Ratio applicable to Pamodzi;

2.1.59	“Pamodzi Escrow Shares”	the number of Consideration Shares that constitutes a portion of the Escrow Amount, equal to one tenth of the total number of Consideration Shares multiplied by the Payment Ratio applicable to Pamodzi;

2.1.60	“Pamodzi Warranties”	the warranties given by Pamodzi and Pamodzi Cooke to the Purchaser in terms of paragraph 1 of Annexure A;

2.1.61	“Parties”	the Parties referred to in clause 1 and “Party” refers to any one of them;

2.1.62	“Payment Ratio”	the proportions in which the balance of the Purchase Price, as described in clause 6.8 will be paid by the Purchaser to the Sellers;

2.1.63	“Payments Letter”	the letter described in clause 6.7;

2.1.64	“Project Maverick Confidentiality and Non-disclosure Agreement”	the Confidentiality and Non-disclosure Agreement entered into between the Parties (other than the Purchaser) on 22 February 2011;

2.1.65	“Purchase Price”	the aggregate purchase price for the Sale Shares, as described in clause 6;

2.1.66	“Purchaser”	Newshelf 1114 (Proprietary) Limited, (registration number 2010/018841/07), a private company incorporated and registered under the laws of South Africa and a majority owned subsidiary of Gold One, or any other majority owned subsidiary of Gold One which may be nominated in writing by Gold One no later than 5 Business Days prior to the Section 11 Filing Date;

2.1.67	“Rand or R”	the South African rand, the lawful currency of the Republic of South Africa;

2.1.68	“Randfontein Estates Limited”	Randfontein Estates Limited (Registration Number 1889/0007251/06), a public company incorporated and registered in accordance with the laws of South Africa;

2.1.69	“Rand Uranium Operating Strategy”	the Rand Uranium Operating Strategy - H2 FY2011, prepared in written form by the Company in respect of the resources and operations of the Company and disclosed as part of the Disclosure Material;

2.1.70	“Rehabilitation Guarantee”	the guarantee issued to the DMR by Nedbank Limited, for an amount of R 130,441,289.00 (one hundred thirty million four hundred forty one thousand and two hundred eight nine South African rand), as security for the rehabilitation obligations of the Company under the MPRD Act, which guarantee is valid until 30 June 2011;

2.1.71	“Sale Shares”	the entire issued share capital of the Company, comprising the “A” Shares and the Ordinary Shares as detailed in Annexure C;

2.1.72	“Section 11 Filing Date”	the date referred to in clause 4.1.5.1;

2.1.73	“Sellers”	Pamodzi (as nominee for Pamodzi Cooke) and Investco, and “Seller” refers to either of them;

2.1.74	“Seller Warranties”	the warranties given severally by the Sellers to the Purchaser in terms of paragraph 3 of Annexure A;

2.1.75	“Signature Date”	the date on which this Agreement is signed by the last signing of the Parties;

2.1.76	“South Africa”	the Republic of South Africa;

2.1.77	“Standard Bank”	The Standard Bank of Southern Africa Limited, a public company registered as a bank under the Banks Act;

2.1.78	“Standard Bank Facility”	the credit facility dated 30 March 2011 provided to the Company by Standard Bank;

2.1.79	“Standard Bank Facility Amount”	the amount owing by the Company to Standard Bank under the Standard Bank Facility, which amount shall not exceed R200,000,000.00 (two hundred million South African rand) at any time after the Signature Date until the Completion Date;

2.1.80	“Standard Chartered Bank”	Standard Chartered Bank, a limited liability company incorporated in England by Royal Charter 1853 reference number ZC 18;

2.1.81	“STRATE”	the licensed central securities depository for the electronic settlement of securities on the JSE;

2.1.82	“Suspensive Conditions”	the suspensive conditions contained in clause 4;

2.1.83	“Taxes”	all taxes, fees, imposts, assessments or charges of any kind whatsoever, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Authority, including all income taxes (including any tax on or based upon net income, gross income, income that is specifically defined, earnings, profits or selected items of income), capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, securities transfer taxes, stamp duties, franchise taxes, license taxes, withholding taxes, payroll taxes, employment taxes, excise, social security premiums, workers’ compensation premiums, unemployment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, minimum taxes, goods and services tax, customs duties, pension or health plan assessments, mining taxes, mining or mineral royalties, governmental charges and other obligations of the same or of a similar nature to any of the foregoing, which a Party or any of its subsidiaries is required to pay, withhold or collect;

2.1.84	“Tax Returns”	all returns, declarations, reports, information returns and statements required to be filed with any taxing authority relating to Taxes, including any attached schedules, claim for refund, amended return or declarations of estimated Tax;

2.1.85	“Transaction”	the transactions embodied in this Agreement;

2.1.86	“Transaction Fees”	the transaction fees incurred by the Sellers and the Company in negotiating, entering into and and implementing the Transaction, the amount of which shall be notified by the Sellers to the Purchaser in the Payments Letter no later than 2 Business Days prior to the Completion Date;

2.1.87	“Undertaking Claim”	any claim made against any or both of the Sellers for breach of any undertaking of the Sellers made in this Agreement;

2.1.88	“USD or $”	United States Dollars, the lawful currency of the United States of America;

2.1.89	“VAT”	value-added tax, levied in terms of the Value-Added Tax Act, 1991;

2.1.90	“Warranties”	the Pamodzi Warranties, the Investco Warranties and the Seller Warranties; and

2.1.91	“Warranty Claim”	any claim made against any or both of the Sellers for breach of any Warranty in accordance with clause 10.

2.2	In this Agreement:

2.2.1	any reference to the singular includes the plural and vice versa;

2.2.2	any reference to natural persons includes legal persons and vice versa;

2.2.3	any reference to a gender includes the other genders.

2.3	The headings in this Agreement are for ease of reference only and shall not affect the interpretation of this Agreement.

2.4	Words and expressions defined in any clause shall, unless the application of any such word or expression is limited to that clause, bear the meaning assigned to such word or expression throughout this Agreement.

2.5	To the extent that substantive rights and obligations are imposed on a Party by this clause, effect shall be given to such rights and obligations notwithstanding that they are contained in this clause.

2.6	No provision herein shall be construed against or interpreted to the disadvantage of any Party by reason of such Party having or being deemed to have structured, drafted or introduced such provision.

2.7	The eiusdem generis rule shall not apply and whenever the term “including” is used followed by specific examples, such examples shall not be construed so as to limit the meaning of that term.

2.8	Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day.

2.9	This Agreement incorporates the annexures hereto, which annexures shall have the same force and effect as if set out in the body of this Agreement.

3.	Introduction

3.1	Pamodzi Cooke is the beneficial owner and Pamodzi the registered holder of the “A” Shares and Investco is the beneficial owner and registered holder of the Ordinary Shares, which shares are collectively the Sale Shares.

3.2	The Sellers wish to sell, and the Purchaser wishes to purchase, the Sale Shares for the Purchase Price on the terms and conditions set out in this Agreement.

3.3	The Parties accordingly agree to enter into this Agreement with regard to the above, on the terms and conditions set out below.

4.	Suspensive Conditions

4.1	The rights and obligations of the Parties under this Agreement, save for those set out in clauses 1 to 4, clause 8 and clauses 13 to 16 (inclusive) are subject to the fulfilment of the following Suspensive Conditions:

4.1.1	that all and any approvals for the Transaction that may be required in terms of the Competition Act are granted, provided that:

4.1.1.1	each Party shall use its reasonable commercial endeavours to cooperate with and assist the other Parties in the preparation and lodging of the competition filing as soon as reasonably possible after the Signature Date and, in any event, within 45 days after the Signature Date;

4.1.1.2	the costs of the competition filing proceedings shall be borne and paid as follows:

4.1.1.2.1	the costs incurred by each Party in connection with gathering and collecting information required of it for the competition filing and of preparing that filing shall be borne by that Party (with the Sellers’ costs in this regard being part of the Transaction Fees) and all other costs incurred in connection with the competition proceedings shall be shared equally between the Sellers, on the one hand (as part of the Transaction Fees), and the Purchaser, on the other; and

4.1.1.2.2	the filing fee payable upon the filing of the merger notice shall be paid by the Purchaser;

4.1.1.3	such approval shall either be unconditional or, if such approval is conditional, on conditions acceptable to the Purchaser, acting reasonably, insofar as such conditions affect the Purchaser, and to the Sellers, acting reasonably, insofar as such conditions affect the Sellers; and

4.1.1.4	neither the Purchaser nor the Sellers shall be entitled to bring appeal or review proceedings or a request for consideration pursuant to the non-approval or conditional approval of the Transaction, without the prior written consent of the other;

4.1.2	the Purchaser successfully raising at least USD150,000,000.00 (one hundred fifty million United States dollars) pursuant to the Debt Financing from Investec Bank Limited, or from another debt or equity financing source;

4.1.3	that all approvals which will be required by the Purchaser for its funding arrangements for the payment of the Purchase Price are duly obtained, at the Purchaser’s cost, from the South African exchange control authorities in terms of the Exchange Control Regulations, 1961 and if such approval is subject to conditions, the written acceptance of such conditions by the Parties, acting reasonably. The Purchaser shall make all filings required to obtain such approvals within 45 days after the Signature Date;

4.1.4	that all approvals which will be required by the Sellers in order to effect the provision of Future Shareholder Loans and the receipt of the Purchase Price are duly obtained, at the Sellers’ cost (as part of the Transaction Fees), from the South African exchange control authorities in terms of the Exchange Control Regulations, 1961 and if such approval is subject to conditions, the written acceptance of such conditions by the Parties, acting reasonably. The Sellers shall make all filings required to obtain such approvals within 45 days after the Signature Date;

4.1.5	that the approval of the Minister of Mineral Resources has been obtained as required in terms of section 11(1) of the MPRD Act in respect of the change in control of the Company resulting from the Transaction; provided, that:

4.1.5.1	each Party shall use its reasonable commercial endeavours to cooperate with and assist the Purchaser in the preparation and lodging of this filing and, in any event, the Purchaser shall make such filing within 60 days after the Signature Date; and

4.1.5.2	the costs incurred by each Party in connection with gathering and collecting information required of it for this filing and the costs of preparing the filing shall be borne by that Party (with the Sellers’ costs being part of the Transaction Fees) and all other costs incurred in connection with the proceedings shall be paid by the Purchaser;

4.1.6	Gold One receiving approval by its shareholders of the Transaction, if required, and if required as evidenced by the delivery by Gold One to the Sellers and the Company of the results of the duly adopted, resolution by the Gold One shareholders giving such approval as released to the ASX;

4.1.7	as of the time of fulfillment of the last of the Suspensive Conditions described in clauses 4.1.1 to 4.1.6, there shall have been no action taken under any Applicable Law or by any Governmental Authority which:

4.1.7.1	makes it illegal or otherwise enjoins or prohibits the Transaction, or any other transactions contemplated hereby; or

4.1.7.2	results or would reasonably be expected to result in a judgment, order, decree or assessment of damages directly or indirectly relating to the Transaction, which would have a Material Adverse Change on the Company;

4.1.8	a Material Adverse Change shall not have occurred on or before the date of fulfillment of the Suspensive Conditions other than the Suspensive Conditions contained in this clause 4.1.8 or clause 4.1.9 or should such Material Adverse Change have occurred, it will have been remedied by such fulfilment date; and

4.1.9	this Agreement shall not have been terminated pursuant to clause 14 below prior to the fulfilment of all of the Suspensive Conditions described in clauses 4.1.1 to 4.1.8.

4.2	Save as provided in clause 4.3 below, each of the Parties shall (where it is within their power to do so) use its reasonable commercial endeavours to procure the fulfilment or the waiver, where permitted by this Agreement and Law, of the Suspensive Conditions on or before the date falling 16 months after the Signature Date (the “Suspensive Conditions Termination Date”).

4.3	The following Suspensive Conditions Termination Date, and not the date provided for in clause 4.2, shall apply to the following clauses:

4.3.1	clause 4.1.2 - 75 days after the Signature Date; and

4.3.2	clause 4.1.6 - the earlier of: i) 6 months after the Signature Date, and; ii) the date on which, at a meeting of Gold One shareholders called for purposes of considering the Transaction, the requisite shareholder approval of the Approval Items shall not have been obtained.

4.4	The Parties may at any time on or before the Suspensive Conditions Termination Date, by written agreement, extend the Suspensive Conditions Termination Date for such further period or periods as they may agree, save for the Suspensive Condition Termination Dates set out in clauses 4.3.1 and 4.3.2, which may be extended by the Sellers in their sole discretion to any later date up until the date falling 16 months after the Signature Date.

4.5	The following Suspensive Conditions are for the benefit only of the Party listed next to the clause number in which such Suspensive Condition appears and only that Party may, in its sole and absolute discretion, rely on or waive or condone the breach or non-fulfilment of the Suspensive Condition (except that a Party must not waive a Suspensive Condition if it would result in a breach of law):

Party	Suspensive Condition clause number

Sellers	4.1.4

Purchaser	4.1.2; 4.1.3; 4.1.6 and 4.1.8

4.6	The Suspensive Conditions in clauses 4.1.1, 4.1.5 and 4.1.7 have been included for the benefit of all the Parties and the waiver or the condonation of the breach or non-fulfilment of those Suspensive Conditions may be done only by the consent of all the Parties.

4.7	The waiver or condonation of the breach or non-fulfilment of a Suspensive Condition may only be done in writing.

4.8	If a Suspensive Condition is not fulfilled or waived (where any such waiver is permitted by this Agreement and Law) by the Suspensive Conditions Termination Date applicable to such Suspensive Condition, or any extension of that date, the rights and obligations of the Parties, save for those contained in clauses 1 to 4, clause 8 and clauses 13 to 16 (inclusive), shall not come into existence and, to the extent that this Agreement may have been partially implemented, the Parties shall be restored, as nearly as may be possible, to the positions in which they would have been had this Agreement not been entered into. No Party shall have any claim against any other Party arising from the rights and obligations of the Parties not coming into existence, save for such claims as may arise from a breach of the provisions of this clause 4 and clause 14.3.

4.9

Without prejudice to any other right that the Sellers may have, in the event that any of the Suspensive Conditions set out in clauses 4.1.2 or 4.1.6 fail to be fulfilled (or waived by the Purchaser where any such waiver is not prohibited by Law) on or before the applicable Suspensive Conditions Termination Date or any extension of that date, the Purchaser shall be obliged to pay the Sellers a break fee in the amount of USD 5,000,000.00 (five million United States dollars) (plus VAT) free of deduction within 7 days of the expiry of the applicable Suspensive Conditions Termination Date or any extension of that date (“Break Fee”). The Purchaser shall pay 88.5% of the Break Fee to Pamodzi and 11.5% of the Break Fee to Investco. The

Sellers shall provide the Purchaser with details of the relevant bank accounts into which such payments must be made within 2 days of the expiry of the last Suspensive Conditions Termination Date or any extension of that date. Any amount owing in terms of this clause but which remains unpaid shall bear interest at the Interest Rate from the scheduled date of payment until the actual date of payment.

5.	Sale and Purchase of Sale Shares and guarantee by Gold One

5.1	The Sellers hereby sell to the Purchaser, which hereby purchases from the Sellers, the Sale Shares.

5.2	The Company acknowledges and consents to such sale and purchase.

5.3	The sale and purchase in terms of clause 5.1 above is subject to the fulfilment of the Suspensive Conditions and the terms and conditions of this Agreement.

5.4	The Sellers, as the only shareholders of the Company, hereby waive in favour of the Purchaser, with the consent of the Company hereby given, their respective pre-emptive rights in respect of the Sale Shares.

5.5	Ownership in, title to and risk and benefit of the Sale Shares shall pass to the Purchaser on the Completion Date against payment in full to the Sellers of the Purchase Price.

5.6	Gold One irrevocably and unconditionally, as principal obligor, and not merely as surety, and on the basis of a severable and discrete obligation enforceable against Gold One, guarantees to the Sellers the due performance by the Purchaser of all its obligations under this Agreement (“Guaranteed Obligations”).

5.7	All admissions and acknowledgements of indebtedness by the Purchaser to the Sellers shall be binding on Gold One.

5.8

Gold One waives any rights that it may have to first require the Sellers to make any demand of the Purchaser, to proceed against or claim payment from the Purchaser, to take action or obtain judgement in any court against the Purchaser, to make, file or prove any claim in the winding up or dissolution of the Purchaser, or to enforce or seek to enforce any guarantee or security granted by the Purchaser, before making payment under clause 5.6.

5.9	Gold One hereby renounces the benefits of the legal exception of simultaneous citation and division of debt (de duobus vel pluribus reis debendi), insofar as such exception may be applicable. Gold One acknowledges that it is fully aware of the meaning and effect of those benefits and the renunciations thereof.

5.10	The liability of Gold One under clause 5.6 shall not be prejudiced, affected or diminished by any act, omission, circumstances, matter or thing which, but for this provision might operate to release or otherwise exonerate Gold One from its obligations hereunder in part or in whole, including, without limitation and whether or not known to Gold One:

5.10.1	the variation, compromise, renewal, release, refusal or neglect to perfect or enforce any rights, remedies or securities against the Purchaser;

5.10.2	any variation of or extension of the due date for performance of any term of this agreement in connection with the Guaranteed Obligations (with the intent that Gold One’s obligations in respect of the Guaranteed Obligations shall apply as varied or in respect of the extended due date) or any increase, reduction, exchange, acceleration, renewal, surrender, release or loss of or failure to perfect any of the Guaranteed Obligations or any security therefor or any non-presentment or non-observance of any formality in respect of any instruments;

5.10.3	the winding up or any change in the name or constitution of the Purchaser; or

5.10.4	any legal limitation, disability, incapacity or other circumstances relating to the Purchaser or Gold One.

6.	Purchase Price

6.1	Subject to the fulfilment or waiver of the Suspensive Conditions in accordance with the provisions of clause 4 and the terms and conditions of this Agreement, the Purchase Price payable by the Purchaser to the Sellers in respect of the Sale Shares is the sum of USD250,000,000.00 (two hundred fifty million United States dollars).

6.2	The Purchase Price shall be paid by the Purchaser to the Sellers on the Completion Date against delivery by the Sellers to the Purchaser of the Sale Shares and the documents and assets described in clause 6.

6.3	The Purchaser shall pay the Purchase Price:

6.3.1	wholly in cash; or

6.3.2	if, after having first used its reasonable commercial endeavours to raise the amount of the Purchase Price in cash from third party lenders and/or equity investors, it is unable to do so, then it shall pay the Purchase Price partly in cash by way of the Cash Payment plus the Balance Payment, being the issue to the Sellers of the Consideration Shares, provided that if the aggregate value of Consideration Shares on the Completion Date, determined by multiplying the number of Consideration Shares by the thirty day volume weighted average price at which Gold One’s shares traded on the ASX over the 30 Business Days prior to the Completion Date, converted to United States dollars at the closing Australian/United States dollar exchange rate on the Completion Date, as quoted by the Standard Bank of South Africa Limited, differs from the Balance Payment, then Cash Payment shall be increased or decreased by the amount such deficit or excess, as applicable.

6.4	The Purchaser shall deduct from the Cash Payment portion of the Purchase Price, before making payment to the Sellers of the balance of the Cash Payment remaining after such deductions, the following:

6.4.1	the amount of the funds made available by the Purchaser to the Company in accordance with clause 8.4.2.1 below, if any;

6.4.2	the amount of the cost referred to in clause 8.4.2.2 below;

6.4.3	the Investco Subordinated Loan, and thereupon pay it directly to Investco in order to settle in full the obligations of the Company to Investco in this regard;

6.4.4	the Transaction Fees and thereupon pay it directly to the relevant advisors of the Sellers as set out in the Payments Letter; and

6.4.5	the Cash Escrow Amount to the Escrow Agent to be held in the Escrow Account and disbursed pursuant to clause 11 of this Agreement and the terms of the Escrow Agreement.

6.5	It is specifically recorded and agreed that:

6.5.1	the deductions from the Cash Payment referred to in clauses 6.4.1 and 6.4.2 will result in a corresponding increase in the Balance Payment; and

6.5.2	the deductions from the Cash Payment referred to in clauses 6.4.3 to 6.4.5 will not result in an increase in the Balance Payment.

6.6	The Purchaser shall deduct from the Balance Payment portion of the Purchase Price, before making payment to the Sellers of the balance of the Balance Payment remaining after such deductions, the Investco Escrow Shares and Pamodzi Escrow Shares, which shall be delivered to the Escrow Agent to be held in the Escrow Accounts in accordance with the terms of the Escrow Agreement and disbursed pursuant to clause 11 of this Agreement and the terms of the Escrow Agreement.

6.7

The Sellers shall jointly provide the Purchaser with a payments letter which provides explicit instructions to the Purchaser on the amounts to be paid to relevant Parties and their advisors in respect of the Transaction Fees (including relevant account details of each Party and each such advisor) and the relevant percentages of Consideration Shares to be issued to each

Seller and listed on the ASX and JSE (as the case may be) in accordance with clause 6.3 by no later than 2 Business Days prior to the Completion Date.

6.8	The balance of the Cash Payment remaining after the deductions referred to in clause 6.4 together with the balance of the Balance Payment remaining after the deductions referred to in clause 6.6, i.e. the balance of the Purchase Price, shall be paid to the Sellers as follows:-

6.8.1	Pamodzi (acting as nominee shareholder for Pamodzi Cooke), the Pamodzi Payment Amount, provided that, where the balance of the Purchase Price is less than the Pamodzi Payment Amount then Pamodzi shall receive the entire Purchase Price; and

6.8.2	Investco, the difference between the balance of the Purchase Price and the amount received by Pamodzi as calculated in clause 6.8.1.

6.9	The Purchase Price shall be paid by the Purchaser by transferring to each Seller, by no later than 14h00 (South African time) on the Completion Date, the portion of the Purchase Price due to that Seller, free of any set-off or deduction of any nature save for the deductions referred to in clause 6.4 above. Such transfer shall be made by electronic funds transfer to a bank account nominated in writing by that Seller in respect of the Cash Payment and by the credit of the Consideration Shares to the Sellers’ respective CSDP accounts, to be identified in the Payments Letter.

6.10	All overdue amounts owing by the Purchaser to the Sellers and/or the Company in terms of this Agreement shall bear interest at the Interest Rate from the scheduled date of payment to the actual date of payment.

7.	Delivery of the Sale Shares and other documents and assets

On the Completion Date representatives of each of the Sellers and the Purchaser will meet at the offices of the Company and simultaneously:

7.1	each of the Sellers will:

7.1.1	procure that its nominees to the Board will vote in favor of, and cause to be delivered to the Purchaser, a written resolution of the directors of the Company appointing the Purchaser’s nominees as directors of the Company with effect from the Completion Date, and resolving to approve the transfer of the Sale Shares;

7.1.2	procure that its nominees to the Board will vote in favor of, and cause to be delivered to the Purchaser, a duly completed authority to alter the signatories of each bank account of the Company, effective as of the Completion Date, as notified by the Purchaser before the Completion Date;

7.1.3	deliver to the Purchaser or place the Purchaser in control of:

7.1.3.1	the certificate of registration or incorporation of the Company;

7.1.3.2	a copy of the Founding Documents of the Company certified by its secretary;

7.1.3.3	the minute books and records of meetings or resolutions of members and directors of the Company;

7.1.3.4	the register of members and each other register (including the register of options and register of charges) of the Company;

7.1.3.5	(at the places at which they are usually located in the normal course of operations of the Company’s business) the books and records of the Company including:

7.1.3.5.1	all financial records and reports of the Company;

7.1.3.5.2	the original of any contracts of the Company; and

7.1.3.5.3	every document and record (for example, business data, correspondence, customer lists, supplier details, pricing information, catalogues, promotional materials, marketing data and employment files) in its possession relating to the Company’s business and needed for it to be carried on.

7.2	Pamodzi shall deliver to the Purchaser:

7.2.1	the original share certificates in respect of the “A” Shares, accompanied by share transfer forms (in a form reasonably acceptable to Purchaser) signed and dated no later than that day by the registered shareholders of the “A” Shares;

7.2.2	any other document the Purchaser reasonably requests to obtain good title to the “A” Shares and get the “A” Shares registered in the name of Purchaser or its nominee;

7.2.3	written resignations of those directors of the Company appointed by Pamodzi, as may be nominated in writing by the Purchaser to the Pamodzi and the Company effective as of the Completion Date;

7.3	Investco shall deliver to the Purchaser:

7.3.1	the original share certificates in respect of the Ordinary Shares, accompanied by share transfer forms (in a form reasonably acceptable to Purchaser) signed and dated no later than that day by the registered shareholders of the Ordinary Shares;

7.3.2	any other document the Purchaser reasonably requests to obtain good title to the Ordinary Shares and get the Ordinary Shares registered in the name of Purchaser or its nominee;

7.3.3	written resignations of those directors of the Company appointed by Investco, as may be nominated in writing by the Purchaser to the Investco and the Company effective as of the Completion Date;

7.4	the Purchaser will deliver to the Sellers:

7.4.1	written confirmation from the Purchaser’s bankers that the amounts payable by the Purchaser in respect of the Cash Payment in terms of clause 6 have been electronically transferred in accordance with the written instructions of the Sellers; and

7.4.2	if Consideration Shares are included in the Purchase Price, written confirmation from its broker or CSDP that they have been irrevocably and unconditionally instructed to register the Consideration Shares in the names of the Sellers in accordance with the written instructions of the Sellers, and that such instruction has been executed and effected in accordance with the standard transfer practices of the ASX and CHESS (with regards to Consideration Shares received by Pamodzi) and the JSE and STRATE (with regards to Consideration Shares received by Investco).

8.	Implementation Undertakings

8.1	Each of the Sellers, the Purchaser and Gold One undertakes that during the Completion Period it will use its reasonable commercial endeavours and will cooperate in good faith with each of the others to give effect to its respective implementation undertakings (the “Implementation Undertakings”) set out below in this clause 8.

8.2	Each of the Sellers undertakes (except in respect of clause 8.2.8, which Pamodzi alone undertakes) to procure, as soon as is reasonably possible after the Signature Date but in any event by not later than the Completion Date (unless otherwise specified):

8.2.1	that it will vote at a shareholders meeting of the Company in favour of a special shareholders resolution conditional upon the closing of the Transaction with regard to the adoption of a memorandum of incorporation for the Company, in the form to be provided by Purchaser to the Sellers, in order to ensure full compliance of the memorandum of incorporation of the Company with Schedule 10 of the JSE Listings Requirements and any applicable requirements of the ASX Listing Rules or the Corporations Act;

8.2.2	to cause a notice of amendment in respect of the memorandum of incorporation referred to in clause 8.2.1 above to be filed in terms of the Companies Act on the Completion Date;

8.2.3	that it will not, whether directly or indirectly:

8.2.3.1	solicit, initiate, encourage, engage in or respond to any expression of interest, inquiry, proposal or offer by or from any non-party to this Agreement (an “Acquiring Person“) regarding any Acquisition Proposal;

8.2.3.2	encourage or participate in any discussions or negotiations with an Acquiring Person regarding any Acquisition Proposal;

8.2.3.3	agree to, approve or recommend an Acquisition Proposal; or

8.2.3.4	enter into any agreement related to an Acquisition Proposal;

8.2.4	that the Standard Bank Facility will be used to fund the reasonable working capital requirements of the Company during the Completion Period;

8.2.5	that the Company will implement the Rand Uranium Operating Strategy in accordance with its terms; provided that such terms may be amended by the Company with the written consent of the Purchaser;

8.2.6	that the Company will pay any long term incentive scheme benefits under the Company’s Management Long Term Incentive Plan that the Company’s employees may be entitled to as a consequence of this

Agreement and the Sellers indemnify the Purchaser, in the Payment Ratio applicable to each Seller, regarding any and all claims which employees of the Company may have regarding the non-payment of such incentive scheme benefits;

8.2.7	that such Seller shall provide to the Purchaser a true copy of a written special resolution duly adopted by its shareholders in terms of Section 112 of the Companies Act; and

8.2.8	that Pamodzi Cooke shall provide to the Purchaser a true copy of the written shareholders and/or board of directors’ resolution, approval or authorisation that may be required by the Law of Mauritius, the country of its incorporation, in connection with the Transaction.

8.3	The Purchaser and Gold One undertake as follows:

Financing

8.3.1	The Debt Financing:

8.3.1.1	Gold One shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitment.

8.3.1.2	Without limiting the generality of the foregoing, Gold One shall use its best efforts to:

8.3.1.2.1	maintain in effect the Debt Financing Commitment until the Transaction is completed,

8.3.1.2.2	satisfy on a timely basis all conditions and undertakings applicable to Purchaser or Gold One in the Debt Financing Commitment and otherwise comply with its obligations thereunder,

8.3.1.2.3	enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Financing Commitment,

8.3.1.2.4	finalise the Debt Financing at or prior to the date that is 75 days following the Signature Date, or such longer period as the Sellers may agree to in terms of clause 4.4,

8.3.1.2.5	enforce Purchaser’s rights under the Debt Financing Commitment, and

8.3.1.2.6	cause the lender providing the Debt Financing to fund on the Completion Date so as to implement the Transaction.

8.3.1.3	In furtherance of the foregoing, Gold One agrees that it shall use its best efforts to enter into definitive agreements with respect to the Debt Financing as contemplated by clause 8.3.1.2.3 above not later than the date that is 75 days following the Signature Date or such other date that the Sellers may agree to in writing and that any failure to do so shall be a material breach of this Agreement.

8.3.1.4	Without limiting the generality of the foregoing, Purchaser and Gold One shall give Sellers prompt notice:

8.3.1.4.1	of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any Debt Financing Commitment or definitive document related to the Debt Financing;

8.3.1.4.2	of the receipt of any written notice or other written communication from any person with respect to any (i) actual or potential breach, default, termination or repudiation by any party to any Debt Financing Commitment or any definitive document related to the Debt Financing or any provisions of the Debt Financing Commitment or any definitive document related to the Debt Financing or (ii) material dispute or disagreement between or among any parties to any Debt Financing Commitment or any definitive document related to the Debt Financing; and

8.3.1.4.3	if for any reason Gold One believes in good faith that (i) there is (or there is likely to be) a dispute or disagreement between or among any parties to any Debt Financing Commitment or any definitive document related to the Debt Financing or (ii) there is a material possibility that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Financing Commitment or the definitive documents related to the Debt Financing.

As soon as reasonably practicable, but in any event within five (5) Business Days after the date any Seller delivers to Gold One a written request, Gold One shall provide any information reasonably requested by such Seller relating to any circumstance referred to in clauses 8.3.1.4.1 to 8.3.1.4.3 above.

8.3.1.5	If all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitment, Gold One shall use its best efforts to arrange and obtain financing from alternative debt or equity financing sources in an amount sufficient to finalise the Transaction contemplated by this Agreement as promptly as practicable following the occurrence of such event but no later than the Suspensive Conditions Termination Date.

8.3.1.6	Gold One shall keep Sellers informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and concurrently provide copies of all documents provided to or by the lenders or otherwise related to the Debt Financing to Sellers.

8.3.2	Gold One shall fund or cause the funding of the Gold One Funding Amount to Purchaser no later than the Completion Date.

Gold One Approvals

8.3.3	From the Signature Date until the fulfilment or waiver (where permitted under this Agreement and Applicable Law) of the Suspensive Condition in clause 4.1.6, the Gold One Board shall not withhold, withdraw or modify in a manner adverse to the Sellers or publicly propose to withhold, withdraw or modify in a manner adverse to the Sellers the Gold One Board Recommendation.

8.3.4	In the event that Gold One shareholder approval is required for either the Transaction or the issue of the Consideration Shares (“Approval Items”) , Gold One shall use its best efforts to obtain such approval as promptly as possible following the Signature Date, including by:

8.3.4.1	not later than 15 Business Days following the Signature Date, providing to the Sellers irrevocable undertakings to vote for the Approval Items from so many of the Gold One shareholders as reasonably practicable;

8.3.4.2	preparing a notice of meeting and accompanying proxy statement (“Notice”), to be sent to Gold One shareholders, relating to the meeting of such holders to consider the Approval Items;

8.3.4.3	unless the Sellers consent in writing to a later date, no later than 60 days following the Signature Date, causing the Notice to be mailed to Gold One shareholders;

8.3.4.4	Gold One providing a copy of the Notice to the Sellers not less than two (2) Business Days in advance of submitting the Notice to the ASX for approval, and reasonably consulting with the Sellers, during the two (2) Business Days following the provision of the Notice to Sellers, regarding any comments which the Sellers may have regarding factual inaccuracies in respect of the Sellers, the Company or the Transaction as recorded in the Notice; and

8.3.4.5	unless the Sellers consent in writing to a later date, causing a meeting of the Gold One shareholders to be held not later than 35 days after the mailing of the Notice in terms of clause 8.3.4.3 above, in accordance with Applicable Law and Gold One’s Founding Documents, for the purpose of obtaining Gold One shareholder approval of the Approval Items;

Other Purchaser and Gold One Undertakings

8.3.5	Gold One shall do or cause to be done all things necessary, and take or cause to be taken all necessary actions, including the registration of the Consideration Shares, prior to the Completion Date such that the Consideration Shares are freely tradable on JSE and no escrow or other provisions restrict the on-sale of all or any of the Consideration Shares on the ASX on the Completion Date;

8.3.6	subject to the Purchaser being provided by the Company and/or the Sellers with all relevant documentation (including in particular all relevant insurance policies) and information reasonably required by the Purchaser for such purposes, the Purchaser shall procure that the existing directors’ and officers’ insurance policies of the Company will be maintained at the Company’s cost and for existing or improved levels of cover and on the basis that the existing directors and officers of the Company as at the Signature Date shall continue to enjoy cover under such policies for a period of 3 years after the Closing Date; and

8.3.7	Gold One and the Purchaser shall do or cause to be done all things necessary, and take or cause to be taken all necessary actions to procure that the JSE shall have approved in writing (which may include the granting of certain dispensations) the issuance and/or listing of the Consideration Shares, where such approval is required, subject only to such conditions, including the filing and/or amendment of documentation, as are accepted in writing by the Parties, acting reasonably.

8.4	The Purchaser, Gold One and each of the Sellers undertake:

8.4.1	that each of the Purchaser, Gold One and each of the Sellers shall (as a separate undertaking given by each Party) refrain from taking any action that would, or would reasonably be expected to, prevent or delay the fulfillment of the Suspensive Conditions or otherwise prevent or delay consummation of the Transaction.

8.4.2	to use their respective reasonable commercial endeavours to procure, as soon as is reasonably possible after the Signature Date, but in any event by not later than the Completion Date:

8.4.2.1	the approval of Standard Bank and Standard Chartered Bank in terms of the Hedging Facilities and the Standard Bank Facility (the “Bank Facilities”) to the change in control of the Company resulting from the Transaction. To the extent that any or both of Standard Bank, and Standard Chartered Bank withholds their consent to the Transaction, or that any such consent is dependent on the Bank Facilities being reduced, the Purchaser shall provide the Company with the relevant funds on the Completion Date in order to enable the Company to discharge such Bank Facilities in full and the Cash Payment (but for the sake of clarity, not the Purchase Price) shall be reduced accordingly and the Balance Payment shall be increased accordingly in order to make up for the reduction of the Cash Payment; and

8.4.2.2	the approval of Nedbank Limited in terms of the Rehabilitation Guarantee to the change in control of the Company resulting from the Transaction and to the extension of the Rehabilitation Guarantee until 30 June 2014. To the extent that Nedbank Limited withholds its consent to the Transaction and/or to the aforesaid extension of the Rehabilitation Guarantee or that any such consent is dependent on the terms of the Rehabilitation Guarantee being varied in any way whatsoever, the Purchaser undertakes to procure that the Nedbank Guarantee is replaced with a similar guarantee which is to the satisfaction of the DMR and which will be valid until 30 June 2014 so as to ensure continued compliance by the Company with relevant environmental Law. The cost of obtaining such consent and extension or replacement shall be deducted from the Cash Payment (but for the sake of clarity, not the Purchase Price) and the value of the Balance Payment shall be increased accordingly in order to make up for the reduction of the Cash Payment.

8.4.3	that, for the purposes of implementation of the Rand Uranium Operating Strategy, paragraph 3.7.4 of Annexure A hereto and the capital budget of the Company referred to in paragraph 3.7.8 of

Annexure A hereto or otherwise in connection with operation of the Company during the Completion Period (the “Interim Funding Purposes”):

8.4.3.1	the Company shall utilise the undrawn portion of the Standard Bank Facility Amount;

8.4.3.2	should the Standard Bank Facility Amount prove to be inadequate prior to the Completion Date for the Interim Funding Purposes, the Company shall be entitled to first request the Sellers in writing to lend and advance to it as Future Shareholder Loans, in proportion to their shareholdings in the Company, the amount or amounts from time to time that the Board reasonably assesses that the Company needs for the Interim Funding Purposes. The Sellers shall have the option but not the obligation to make any such Future Shareholder Loans and, if such Future Shareholder Loans are made, the following provision shall apply to them:

8.4.3.2.1	the Future Shareholder Loans may not exceed an aggregate total of R200,000,000.00 (two hundred million South African rand);

8.4.3.2.2	any Future Shareholder Loan advanced to the Company shall bear interest at the rate equal to JIBAR plus 250 basis points per annum from date of advance to the Completion Date; and

8.4.3.2.3	on the Completion Date the Purchaser shall provide a loan to the Company on shareholders loan account (which loan shall be in addition to the payment of the Purchase Price) to enable the Company to repay in full all Future Shareholder Loans (including any applicable unpaid interest, fees or other amounts payable), free of deduction and in accordance with the relevant terms applicable to such Future Shareholder Loans;

8.4.3.3	should the Sellers decline to make any of the Future Shareholder Loans referred to in clause 8.4.3.2 above, the Company shall be entitled to request the Purchaser to lend and advance to it the funding required by the Company for the Interim Funding Purposes. Should the Purchaser agree to make any such loan to the Company, such loan shall:

8.4.3.3.1	be on such terms and conditions agreed to in writing between the Company and the Purchaser;

8.4.3.3.2	on the Completion Date such loan shall become a shareholder loan of the Purchaser to the Company; and

8.4.3.4	should any such loan be made by the Purchaser to the Company and the Transaction not be finalised and implemented, the Company shall repay to the Purchaser the full amount of all loans so advanced (including any applicable unpaid interest, fees or other amounts payable), free of deduction and in accordance with the relevant terms of such loans, forthwith on demand made in writing to the Company after the date of termination of this Agreement;

8.4.3.5	No Party shall have any claim against any other Party as a result of or in connection with any of the following:

8.4.3.5.1	the Standard Bank Facility Amount being inadequate for the Interim Funding Purposes and the Sellers not being prepared to make any or sufficient Future Shareholder Loans available to the Company for the Interim Funding Purposes; or

8.4.3.5.2	the Purchaser not being prepared to make and advance to the Company the loans described in clause 8.4.3.3 above or being prepared to make and advance such loans but in an amount or amounts insufficient for the Interim Funding Purposes.

9.	Warranties of the Sellers

9.1	Subject to the Disclosure Material:

9.1.1	Pamodzi and Pamodzi Cooke give the Purchaser the Pamodzi Warranties;

9.1.2	Investco gives the Purchaser the Investco Warranties; and

9.1.3	the Sellers give the Purchaser the Seller Warranties;

on the terms and conditions set out herein.

9.2	The Warranties are, unless otherwise stated in respect of any Warranty, (in which case the specified date or period shall apply), given as at the Signature Date and as at the Completion Date.

9.3	The Warranties are limited and qualified:

9.3.1	by the provisions of clauses 10 and 11;

9.3.2	to the extent to which any fact or circumstance giving rise to such limitation or qualification has been disclosed in the Disclosure Material;

9.3.3	by the actual knowledge of the Purchaser or Gold One as at the Signature Date;

9.3.4	by any information which is publicly available to the Purchaser or Gold One; and

9.3.5	by anything which arises as a result of any change of Law.

9.4	Save as set out herein, the Sale Shares are sold “voetstoots” and without any warranties of any nature (whether express, tacit or arising by operation of law) whatsoever, the Purchaser irrevocably waiving any right to rely thereon and agreeing that all its other common law remedies are specifically excluded.

9.5	Each of the Purchaser and Gold One acknowledges that it has completed the Due Diligence and it does not know of, or have any ground to suspect, anything which may be or would be with the lapse of time or giving of notice, be likely to become a breach of a Warranty.

9.6	Each Party shall not be liable to the other Party for any indirect or consequential loss in any circumstances.

10.	Limitations on Warranty and Undertaking claims against the Sellers

10.1	Pamodzi and Pamodzi Cooke shall be liable to the Purchaser for any breach of the Pamodzi Warranties (“Pamodzi Warranty Claims”) and any breach by Pamodzi or Pamodzi Cooke of any undertaking by them in this Agreement (“Pamodzi Undertaking Claims”) and shall indemnify the Purchaser in respect thereof, to the extent described in this clause 10.

10.2	Investco shall be liable to the Purchaser for any breach of the Investco Warranties (“Investco Warranty Claims”) and any breach by Investco of any undertaking by it in this Agreement (“Investco Undertaking Claims”) and shall indemnify the Purchaser in respect thereof, to the extent described in this clause 10.

10.3	The liability of the Sellers in respect of claims made under the Seller Warranties (“Seller Warranty Claims”) and/or claims for a breach of any undertaking of the Sellers other than a Pamodzi Undertaking Claim or an Investco Undertaking Claim (“Seller Undertaking Claims”) shall be several (and not joint), in the Payment Ratio applicable to each Seller; provided that liability for Seller Undertaking Claims prior to the Completion Date shall be several (and not joint), with 88.5% of such liability allocated to Pamodzi and 11.5% allocated to Investco. Any Seller Warranty Claim and Seller Undertaking Claim must be made separately against both Sellers and not one of them only.

10.4	No Warranty Claim, or Undertaking Claim made after the Completion Date, shall be made against the Sellers (or any one Seller) for an amount less than USD2,500,000.00 (two million five hundred thousand United States dollars) per claim (the “Claims Threshold”).

10.5	Where a Warranty Claim, or Undertaking Claim made after the Completion Date, exceeds the Claims Threshold:

10.5.1	the Sellers will be severally liable to the Purchaser for any Seller Warranty Claims, and any Seller Undertaking Claims made after the Completion Date, pro rata in the Payment Ratio;

10.5.2	Pamodzi shall be liable to the Purchaser for any Pamodzi Warranty Claim, and any Pamodzi Undertaking Claim made after the Completion Date;

10.5.3	Investco shall be liable to the Purchaser for any Investco Warranty Claim, and any Investco Undertaking Claim made after the Completion Date;

for the amount of the Warranty Claim or the Undertaking Claim; provided that if any such claim is brought for an amount in excess of the Claims Threshold and is proven for less than the Claims Threshold, the Purchaser shall not be entitled to recover any amount under such claim and shall be liable for all attorney and client costs incurred by the Sellers in defending or investigating such claim.

10.6	The maximum aggregate liability of the Sellers in respect of all Warranty Claims, and all Undertaking Claims made after the Completion Date, shall be limited to the Escrow Amount, save with regard to any claim made in connection with the Pamodzi Warranties set forth in paragraphs 1.5 to 1.8 of Annexure A hereto, the Investco Warranties set forth in paragraphs 2.5 to 2.7 of Annexure A hereto and the Seller Warranties set forth in paragraph 3.1.13 of Annexure A hereto, in which regard the maximum aggregate liability of the Sellers in respect of such Warranty Claims shall be limited to the portion of the Purchase Price received by such Seller together with interest, at a rate equal to JIBAR plus 450 basis points per annum, accrued on such amount from the Completion Date to the date on which all or any portion of such amount is paid to the Purchaser pursuant to such Warranty Claims.

10.7

To the extent that the Purchaser recovers any amount in respect of any matter which may give rise to a Warranty Claim or Undertaking Claim under any insurance policy or other right of recourse available to the Purchaser prior to instituting any Warranty Claim or Undertaking Claim, the amount that the Purchaser may claim shall be the full amount of its damages up to the maximum aggregate liability as provided for in clause 10.6, plus any costs incurred by the Purchaser in making such recovery, reduced by the amount of such recovery.

10.8	To the extent that the Purchaser receives, or will receive, a tax benefit in respect of any matter which may give rise to a Warranty Claim or Undertaking Claim, the amount that the Purchaser may claim shall be the full amount of its damages up to the maximum aggregate liability as provided for in clause 10.6, plus any costs incurred by the Purchaser in receiving such benefit, reduced by the amount of such tax benefit.

10.9	If any payment is made by the Sellers in respect of any Warranty Claim or Undertaking Claim and the Purchaser subsequently recovers an amount in respect of the matter giving rise to such claim from a third party (including any insurer), such that the aggregate of the recoveries exceeds the Purchaser’s damages, the Purchaser shall repay to the Sellers (in the ratio in which the Sellers paid the original Warranty Claim or Undertaking Claim) an amount equal to the excess over the damages suffered by the Purchaser. However, if the cap on Warranty Claims and Undertaking Claims precluded the Purchaser from recovering the full amount of its damages from the Sellers, the provisions of the preceding sentence shall only operate to the extent that the Purchaser has recovered its full damages.

10.10	If the Purchaser has a right of recovery under an insurance policy in respect of any matter warranted by the Sellers or in respect of any matter covered by an undertaking of Seller, the Purchaser shall be obliged to make a claim under such policy for the maximum amount that it is able to recover under such policy in respect of the matter. The fact that the Purchaser has an obligation to make such an insurance claim shall not however preclude the Purchaser from lodging a Warranty Claim or an Undertaking Claim to ensure that such Warranty Claim or Undertaking Claim is brought within the time period specified in clause 10.13. If:

10.10.1	the insurer repudiates such insurance claim in full, the Purchaser shall cede its rights of action against the insurer arising from such repudiation to the Sellers upon demand by the Sellers, and against payment by the Sellers of the full amount of the Warranty Claim or the Undertaking Claim. To the extent that the cap on Warranty Claims and Undertaking Claims results in the Purchaser not recovering the full amount of its damages no such cession of action shall be required but the provisions of clause 10.9 shall be applicable;

10.10.2	the insurer offers to pay out an amount less than the amount claimed, the Purchaser shall promptly notify the Sellers of this fact prior to accepting the amount proposed by the insurer and the Sellers shall respond promptly. Should the Sellers accept the amount offered by the insurer, the Purchaser may proceed to recover the balance of the claim from the Sellers, subject to the cap on Warranty Claims and Undertaking Claims. Should the Sellers not accept such offer within 10 Business Days of it being made, the provisions of clause 10.10.1 shall apply, mutatis mutandis.

10.11	If the Purchaser has any other right of recovery in respect of a matter giving rise to a Warranty Claim or an Undertaking Claim it shall be entitled to make a Warranty Claim or an Undertaking Claim notwithstanding such right. Against payment of the amount of the Warranty Claim or the Undertaking Claim proven or admitted, and provided that such amount equals the Purchaser’s damages, plus costs, the Purchaser, as the case may be, shall either cede its right of action against the third party to the Sellers, or, should the Sellers so request in writing and provide an indemnity to the Purchaser to the Purchaser’s reasonable satisfaction, (including without limitation against all costs, not as limited by any scale, incurred by the Purchaser in enforcing the rights concerned), institute proceedings in the name of the Purchaser against the third party. In this case the Sellers shall be entitled to appoint the legal representatives to institute and prosecute the claim and to control and direct the Purchaser’s strategy with respect to such claim.

10.12	Without prejudice to the Purchaser’s right to recover damages which it may suffer as a result of a breach of a Warranty or an undertaking of Sellers, if at any time after the Completion Date any claim is made against the Purchaser, or any liability (actual or contingent) comes to the attention of the Purchaser (a “Third Party Claim”) which may give rise to a Warranty Claim or an Undertaking Claim, then the Purchaser shall:

10.12.1	promptly notify the Sellers of such Third Party Claim together with full details of the circumstances giving rise to such Third Party Claim and give the Sellers reasonable access at the cost of the Sellers to the relevant books and records of the Purchaser for the purposes of assessing such Third Party Claim;

10.12.2	not compromise or settle such Third Party Claim without the prior written consent of the Sellers (which shall not be unreasonably withheld);

10.12.3	allow the Sellers to contest the Third Party Claim concerned in the name of the Purchaser and to control the proceedings in regard thereto, provided that the Sellers (severally in the Payment Ratio) indemnify the Purchaser, on terms reasonably acceptable to the Purchaser, against all costs (not as limited by any scale) which may be incurred as a consequence thereof; and

10.12.4	provide the Sellers with all reasonable assistance required for the purposes of contesting the Third Party Claim at the Sellers’ cost.

10.13

The Purchaser shall be obliged to give written notice of a Warranty Claim or an Undertaking Claim setting out the claim in reasonable detail by no later than close of business on the last day of the twelfth month after the month in which the Completion Date falls (“the Claim Expiry Date”) failing which the Purchaser shall not be entitled to make any Warranty Claims or Undertaking Claims, provided that, if the Purchaser gives the Sellers written notice of a Warranty Claim or an Undertaking Claim within such period the relevant Warranty will survive for as long as may be necessary for the Warranty Claim or the Undertaking Claim to be finally resolved, subject to the

Purchaser commencing proceedings against the Sellers in respect of such claims by no later than sixty days after the Claim Expiry Date unless any of clauses 10.10 to 10.12 are applied, in which case such proceedings shall be instituted within a reasonable time of concluding the processes set out in such clauses.

10.14	This clause 10 shall constitute the sole and exclusive remedy after the Completion Date for recovery of damages by the Purchaser arising from or relating to this Agreement or the transactions contemplated hereby.

11.	Security for Warranty and Undertaking Claims

11.1	The Escrow Amount (exclusive of interest earned thereon in the Escrow Account) shall serve as security for the obligations of the Sellers to make payment of any amount due in respect of a breach of Warranty or a breach of undertaking of any Seller. The Purchaser’s only recourse after the Completion Date for recovery of damages arising from or relating to this Agreement or the transactions contemplated hereby, including for breach of Warranty or an undertaking of any Seller, shall be for payment of all or a part of the Escrow Amount.

11.2	A Seller may substitute its pro rata portion (in accordance with the Payment Ratio) of the Escrow Amount with a first demand bank guarantee acceptable to the Purchaser, acting reasonably.

11.3	The Escrow Agreement shall provide that no amount shall be paid from the Escrow Account by the Escrow Agent unless:

11.3.1	such amount represents interest earned on such monies from their investment in the Escrow Account, which the Escrow Agent shall pay to the Sellers every 6 months in arrears;

11.3.2	in the case of a substitution as contemplated by clause 11.2, the Escrow Agent has received a written payment instruction signed by the Purchaser and the Seller effecting the substitution, specifying the amount substituted. In this case payment of the amount substituted, plus interest earned thereon, shall be made to the Seller effecting the substitution;

11.3.3	the Sellers and/or the Purchaser deliver to the Escrow Agent a written notice signed by the Sellers and the Purchaser instructing the Escrow Agent to pay an amount specified in the notice to the Purchaser in settlement of an agreed or proven Warranty Claim or Undertaking Claim;

11.3.4	the Sellers and/or the Purchaser deliver to the Escrow Agent a copy of a final judgement or arbitration order in favour of the Purchaser reflecting the amount due to the Purchaser in respect of a proven Warranty Claim or Undertaking Claim. In this case the amount to be paid shall be the amount reflected in the judgement or arbitration award (including costs) (pro rated if required to take account of any substitution effected pursuant to clause 11.2);

11.3.5	within 30 days after the Claim Expiry Date (and if there are pending but not yet proven Warranty Claims or Undertaking Claims at that date (“Pending Claims”), the Sellers and/or the Purchaser deliver to the Escrow Agent a written notice signed by the Sellers and the Purchaser (and the Sellers and the Purchaser shall be obliged to deliver such written notice) instructing the Escrow Agent to refund to the Sellers the balance standing to the credit of the Escrow Account, less the value of the Pending Claims (which value shall include the capital amount, interest for the period up to the expected payment date and costs of the Pending Claim, pro rated if applicable to take account of substitutions effected pursuant to clause 11.2);

11.3.6

within 30 days after final resolution and payment of all Warranty Claims and Undertaking Claims that were Pending Claims at the Claim Expiry Date, the Sellers and/or the Purchaser deliver to the Escrow Agent a written notice signed by the Sellers and the Purchaser (and the Sellers and the Purchaser shall be obliged to deliver such written notice) instructing the Escrow Agent to refund to the Sellers (excluding any Seller who effected a substitution pursuant to clause 11.2) the balance standing to the credit of the Escrow Account; provided that the Escrow Agent shall at all times be entitled to effect payment in accordance with any final judgement or arbitration order instructing or authorising payments from the Escrow Account.

11.4	The Purchasers and the Sellers undertake to act in good faith and promptly with respect to any notice required to be signed and/or given by them in connection with the payment of any money from the Escrow Account.

12.	Warranties and Representations by the Purchaser and Gold One

12.1	Each of the Purchaser and Gold One warrants and represents to the Sellers as at the Signature Date and the Completion Date that:

12.1.1	it is and shall remain validly incorporated in accordance with the Applicable Laws;

12.1.2	it has and shall continue to have the necessary legal capacity to enter into and perform each of its obligations under this Agreement;

12.1.3	the execution of this Agreement and performance by each of the Purchaser and Gold One of its obligations hereunder does not and shall not:

12.1.3.1	contravene any law or regulation to which it is subject; or

12.1.3.2	contravene any provision of its constitutional documents; or

12.1.3.3	conflict with, or result in a breach of any of the terms of, or constitute a default under any agreement or other instrument to which the Purchaser or Gold One is a party or subject or by which it or any of its assets are bound;

12.1.4	except for Qinisele Resources, whose costs and fees will be paid entirely by Gold One, Gold One was not introduced to the Transaction by any broker, finder or arranger;

12.1.5	the provisions of this Agreement are and shall remain legally binding on the Purchaser and Gold One and the execution and performance of all rights and obligations imposed on the Purchaser and Gold One pursuant to this Agreement constitute legal, valid, binding and enforceable rights and obligations of the Purchaser and Gold One;

12.1.6	at a meeting duly called and held prior to the Signature Date, the Gold One Board has unanimously:

12.1.6.1	approved, adopted and declared advisable this Agreement and the Transaction; and

12.1.6.2	resolved to recommend to Gold One shareholders, in the event that Gold One shareholder approval is required, the approval and adoption of this Agreement (including recommending approval of the issuance of the Consideration Shares by Gold One’s shareholders, if such approval is required (such recommendation, the “Gold One Board Recommendation”); and

12.1.7	a true, complete and correct copy of the Debt Financing Commitment is attached hereto as Annexure F. The Debt Financing Commitment has not been amended or modified prior to the Signature Date, no such amendment is contemplated, and the respective commitments contained in the Debt Financing Commitment have not been withdrawn or rescinded in any respect. Gold One has fully paid any and all commitment fees or other fees in connection with the Debt Financing Commitment that are payable on or prior to the Signature Date. There are no conditions precedent or other contingencies related to the funding of the full amount of the Cash Payment, other than as expressly set forth in or expressly contemplated by the Debt Financing Commitment. Gold One has no reason to believe that any of the conditions contemplated by the Debt Financing Commitment will not be satisfied. Subject to the fulfilment of the Suspensive Condition contained in clause 4.1.2, the Purchaser will have at and after the Completion Date funds sufficient to pay the Cash Payment. Gold One does not have any reason to believe that the Debt Financing or the Gold One Funding Amount will not be available on the Completion Date.

12.2	Gold One gives the Sellers the Consideration Shares Warranties at the Completion Date.

12.3	Save for any indirect or consequential loss suffered by the Sellers and the Company, the Purchaser and Gold One jointly and severally indemnify the Sellers and the Company for any damages that they may suffer as a result of any breach of the representations and warranties given by it in this clause.

13.	Confidentiality

13.1	Without the prior written consent of the other Parties, each Party will keep confidential and will not disclose to any person:

13.1.1	the details of this Agreement, the details of the negotiations leading to this Agreement, and the information provided to such Party during the course of negotiations, as well as the details of all the transactions or agreements contemplated in this Agreement; and

13.1.2	all information relating to the business or the operations and affairs of the Parties;

(together “Confidential Information”).

13.2	The Parties agree to keep all Confidential Information confidential and to disclose it only to their officers, directors, employees, consultants and professional advisers who:

13.2.1	have a need to know (and then only to the extent that each such person has a need to know);

13.2.2	are aware that the Confidential Information should be kept confidential;

13.2.3	are aware of the disclosing Party’s undertaking in relation to such information in terms of this Agreement; and

13.2.4	have been directed by the disclosing Party to keep the Confidential Information confidential and have undertaken to keep the Confidential Information confidential.

13.3	The obligations of the Parties in relation to the maintenance and non-disclosure of Confidential Information in terms of this Agreement is subject to the terms and conditions of the Project Maverick Confidentiality and Non-disclosure Agreement and do not extend to information that:

13.3.1	is disclosed to the receiving Party in terms of this Agreement but at the time of such disclosure such information is known to be in the lawful possession or control of that Party and not subject to an obligation of confidentiality;

13.3.2	is or becomes public knowledge, otherwise than pursuant to a breach of this Agreement by the Party who disclosed such Confidential Information;

13.3.3	is required by the provisions of any law, statute or regulation, or during any court proceedings, or by the rules or regulations of any recognised stock exchange to be disclosed and subject to the provisions of clause 13.4, the Party required to make the disclosure has taken all reasonable steps to oppose or prevent the disclosure of and to limit, as far as reasonably possible, the extent of such disclosure and has consulted with the other Parties prior to making such disclosure.

13.4	Save for compliance by a Party with the requirements of any Applicable Law, or of the JSE Listings Requirement, ASX Listing Rules or ASIC requirements, no Party shall publish any announcement of the existence or terms of this Agreement without the prior written consent of the other Parties, which shall not be unreasonably withheld. The Parties shall use their reasonable commercial endeavours to allow the other Parties to review and comment in advance of any required announcement.

14.	Breach

14.1	If:

14.1.1	the Purchaser fails to effect payment of the Purchase Price on the Completion Date as contemplated by clause 6.1; or

14.1.2	the Sellers fail to discharge the obligations imposed on them by clause 7.1 on the Completion Date; or

14.1.3	a Party breaches any other provision of this Agreement and remains in breach for 14 days after receipt of written notice from any Seller (in the event of a breach by the Purchaser or Gold One) or from the Purchaser or Gold One (in the event of a breach by a Seller) requiring it to rectify the breach;

that Party shall be in default.

14.2	If Gold One or the Purchaser, on the one hand, or either Seller, on the other hand, is in default either Seller (in the case of a default by Gold One or the Purchaser) and Gold One or the Purchaser (in the case of a default by either Seller) shall be entitled at their option (and without prejudice to any other rights that they may have at law):

14.2.1	to sue for specific performance of the defaulting Party’s obligations under this Agreement, with or without a claim for damages; or

14.2.2	(either as an alternative to a claim in terms of 14.2.1 or upon the abandonment of such a claim) to cancel this Agreement by notice in writing to the defaulting Party and any other Party and to sue for such damages as that Party may have suffered as a result of the cancellation.

14.3	Notwithstanding the preceding provisions of this clause 14 no Party may cancel this Agreement as a result of a breach unless such breach is either:

14.3.1	a failure by the Purchaser to pay the Purchase Price; or

14.3.2	a failure by a Seller to deliver the documents required by clause 7;

14.3.3	a breach by the Purchaser or Gold One of the provisions in clauses 8.3.1 or 8.3.2.

If this Agreement is cancelled by Sellers because of clause 14.3.3, then Purchaser shall promptly, but in no event later than two (2) Business Days after the date of such cancellation, pay to Sellers the Break Fee in the ratio set out in clause 4.9 (88.5% to Pamodzi and 11.5% to Investco). The Sellers shall provide the Purchaser with details of the relevant bank accounts into which such payments must be made. Any amount owing in terms of this clause but which remains unpaid shall bear interest at the Interest Rate from the scheduled date of payment until the actual date of payment.

15.	Arbitration

15.1	separate, divisible agreement

This clause is a separate, divisible agreement from the rest of this Agreement and shall:

15.1.1	not be or become void, voidable or unenforceable by reason only of any alleged misrepresentation, mistake, duress, undue influence, impossibility (initial or supervening), illegality, immorality, absence of consensus, lack of authority or other cause relating in substance to the rest of the Agreement and not to this clause. The Parties intend that any such issue shall be subject to arbitration in terms of this clause;

15.1.2	remain in effect even if the Agreement terminates or is cancelled.

15.2	disputes subject to arbitration

Any dispute arising out of or in connection with this Agreement or the subject matter of this Agreement including, without limitation, any dispute concerning:

15.2.1	the existence of the Agreement apart from this clause, including whether or not the Suspensive Conditions have been timeously fulfilled;

15.2.2	the interpretation and effect of the Agreement;

15.2.3	the Parties’ respective rights or obligations under the Agreement;

15.2.4	the rectification of the Agreement;

15.2.5	the breach, termination or cancellation of the Agreement or any matter arising out of the breach, termination or cancellation;

15.2.6	damages in delict, compensation for unjust enrichment or any other claim, whether or not the rest of the Agreement apart from this clause is valid and enforceable;

shall be decided by arbitration as set out in this clause.

15.3	appointment of arbitrator

15.3.1	The Parties shall agree on the arbitrator who shall be an attorney or advocate on the panel of arbitrators of the Arbitration Foundation of Southern Africa (“AFSA”). If agreement is not reached within 10 days after either Party in writing calls for agreement, the arbitrator shall be an attorney or advocate nominated by the Chairman of AFSA for the time being or should AFSA, for any reason, have ceased to exist at the time of the referral of the Dispute to arbitration, by the chairperson for the time being of the Law Society of the Northern Provinces, South Africa or its successor.

15.3.2	The request to nominate an arbitrator shall be in writing outlining the claim and any counterclaim of which the Party concerned is aware and, if desired, suggesting suitable nominees for appointment, and a copy shall be furnished to the other Party who may, within 7 days, submit written comments on the request to the addressor of the request.

15.4	venue and period for completion of arbitration

The arbitration shall be held in Sandton and the Parties shall endeavour to ensure that it is completed within 90 days after notice requiring the claim to be referred to arbitration is given.

15.5	Arbitration Act: rules

The arbitration shall be governed by the Arbitration Act 1965 or any replacement Act and shall take place in accordance with the Commercial Arbitration Rules of AFSA.

15.6	urgent interim relief

The provisions of this clause 15 shall not prevent any Party from approaching any court of competent jurisdiction for urgent interim relief.

16.	Miscellaneous matters

16.1	addresses

16.1.1	The Parties choose the following addresses to which notices must be given, and at which documents in legal proceedings must be served (i.e. their domicilia citandi et executandi), in connection with this Agreement:

in the case of Pamodzi:

postal address:	Pamodzi House
1st Floor
5 Willowbrook Close
Melrose North
Atholl
Republic of South Africa

physical address:	Pamodzi House
1st Floor
5 Willowbrook Close
Melrose North
Atholl
Republic of South Africa

current fax no:	+27 11 252 8616

with a copy to:

postal address	First Reserve International
Limited
7th Floor, 25 Victoria Street
London, SW1H OEX
United Kingdom

in the case of Pamodzi Cooke:

postal address:	Abax Corporate Services Ltd
6th Floor, Tower A, 1
CyberCity, Ebene, Mauritius

physical address:	Abax Corporate Services Ltd
6th Floor, Tower A, 1
CyberCity, Ebene, Mauritius
current fax no:	+230 403 6060

with a copy to:

postal address	First Reserve International
Limited
7th Floor, 25 Victoria Street
London, SW1H OEX
United Kingdom

16.1.1.1	in the case of Investco:

postal address:	Postal address
P.O. Box 2
Randfontein
1760
South Africa

physical address:	ARMgold/Harmony Joint
Investment Company (Proprietary)
Limited
Block 27
Randfontein Office Park
Corner Main Reef Road & Ward
Avenue
Randfontein
1759
Republic of South Africa

current fax no:	+27 11 692 3879

16.1.1.2	in the case of the Purchaser or Gold One:

postal address:	Postnet Suite 345
Private Bag X30500
Houghton, 2041
Gauteng
South Africa

physical address:	45 Empire Road
First Floor
Parktown, 2193
Gauteng
South Africa

current fax no	+27 11 726 1087

16.1.2	Notices given to the above addresses shall be deemed to have been duly given:

16.1.2.1	on delivery, if delivered to the Party’s physical address;

16.1.2.2	on the same day of transmission if sent by facsimile to the Party’s then fax number, with receipt received confirming completion of transmission.

16.1.3	A Party may change that Party’s addresses for this purpose, by notice in writing to the other Parties, provided that the new addresses include a physical address in the Republic of South Africa.

16.2	entire contract

This Agreement contains all the express provisions agreed on by the Parties with regard to the subject matter of the agreement and the Parties waive the right to rely on any alleged express provision not contained in this Agreement.

16.3	no representations

A Party may not rely on any representation which allegedly induced that Party to enter into this Agreement, unless the representation is recorded in this Agreement.

16.4	variation, cancellation and waiver

No contract varying, adding to, deleting from or cancelling this Agreement, and no waiver of any right under this Agreement, shall be effective unless reduced to writing and signed by or on behalf of the Parties.

16.5	indulgences

The grant of any indulgence by a Party under this Agreement shall not constitute a waiver of any right by the grantor or prevent or adversely affect the exercise by the grantor of any existing or future right of the grantor.

16.6	cession

A Party may not cede or delegate that Party’s rights or obligations under this Agreement without the prior written consent of the other Parties, save that the Purchaser shall be entitled at any time after the Signature Date to cede and assign to Investec Bank Limited or such other debt or equity source which has advanced to the Purchaser the funds required to make the Cash Payment to the Sellers, effective as of the Completion Date, all of its rights to payment arising from a breach by any Seller of the Warranties or any release of funds from the Escrow Amount.

16.7	applicable law

This Agreement is to be interpreted and implemented in accordance with the law of the Republic of South Africa.

16.8	overdue amounts

All amounts due and payable which remain unpaid by one Party to any other in terms of this Agreement shall bear interest from the due date to date of payment. Such interest shall be calculated at the Interest Rate and shall be compounded monthly in arrear.

16.9	jurisdiction

The Parties irrevocably consent to the exclusive jurisdiction of the courts of the Republic of South Africa for the resolution of all disputes and the determination of all matters arising from this Agreement, and in particular consent to the jurisdiction of the South Gauteng High Court, Johannesburg.

16.10	costs and related issues

16.10.1	Each Party shall bear its own legal costs of and incidental to the negotiation, preparation, settling, signing and implementation of this Agreement.

16.10.2	Any costs, including attorney and own client costs and value added tax, incurred by a Party arising out of a breach by any other Party shall be borne by the Party in breach.

16.11	invalidity and severability

If any of the provisions of this Agreement becomes invalid, illegal, or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way by such invalidity, illegality or unenforceability.

16.12	Counterparts

This Agreement may be executed in counterparts by the Parties hereto, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

Signed at JOHANNESBURG on 20 MAY 2011

Witness

PAMODZI URANIUM (PROPRIETARY) LIMITED
G.H. KEMP

Signature Page to the Sale of Shares Agreement

Signed at JOHANNESBURG on      MAY 2011

Witness Josephine Eichner	David Schuler

PAMODZI COOKE (PROPRIETARY) LIMITED

Signature Page to the Sale of Shares Agreement

Signed at JOHANNESBURG on 21 MAY 2011

Witness

ARMGOLD HARMONY JOINT INVESTMENT COMPANY (PROPRIETARY) LIMITED

Signature Page to the Sale of Shares Agreement

For	GOLD ONE INTERNATIONAL LIMITED

Signature:
	director	secretary
	who warrants that he / she is duly authorised	who warrants that he / she is duly authorised
	thereto	thereto

Name:	Neal Froneman	Pierre Kruger
Date:	21 May 2011	21 May 2011
Place:	Johannesburg	Johannesburg

Witness:

Name:	Christopher Chadwick	Christopher Chadwick

Signature Page to the Sale of Shares Agreement

For	NEWSHELF 1114 (PROPRIETARY) LIMITED

Signature:
	director	secretary
	who warrants that he / she is duly authorised	who warrants that he / she is duly authorised
	thereto	thereto

Name:	Neal Froneman	Pierre Kruger
Date:	21 May 2011	21 May 2011
Place:	Johannesburg	Johannesburg

Witness:

Name:	Christopher Chadwick	Christopher Chadwick

Signature Page to the Sale of Shares Agreement

Signed at JOHANNESBURG on      MAY 2011

Witness

RAND URANIUM (PROPRIETARY) LIMITED

Signature Page to the Sale of Shares Agreement

Annexure A - Warranties

Each Warranty given below is and will:

1.	be a separate Warranty and will in no way be limited or restricted by inference from the terms of any other Warranty, provided that any disclosure contained in the Disclosure Material shall qualify each Warranty to which such disclosure is relevant;

2.	continue and remain in force for the periods contemplated by this Agreement, notwithstanding the completion of transactions contemplated in this Agreement;

3.	be deemed to a representation of fact inducing the Purchaser to enter into this Agreement;

4.	be deemed to be material; and

5.	insofar as it is promissory or relates to a future event, shall be deemed to have been given as at the date of fulfilment of the promise or the happening of the future event, as the case may be.

Where a Warranty is recorded as being given “to Company’s knowledge” (or any similar wording), such knowledge shall be deemed to be the actual knowledge of any of the individuals listed in Annexure G.

1.	Pamodzi Warranties

1.1	Pamodzi and Pamodzi Cooke are and shall remain validly incorporated in accordance with the Applicable Laws (as applicable in Mauritius with regards to Pamodzi Cooke).

1.2	Pamodzi and Pamodzi Cooke are have and shall continue to have the necessary legal capacity to enter into and perform each of their obligations under this Agreement.

1.3	The execution of this Agreement and performance by Pamodzi and Pamodzi Cooke of their obligations hereunder does not and shall not:

1.3.1	contravene any law or regulation to which Pamodzi and Pamodzi Cooke are subject; or

1.3.2	contravene any provision of Pamodzi’s and Pamodzi Cooke’s Founding Documents; or

1.3.3	conflict with, or result in a breach of any of the terms of, or constitute a default under any agreement or other instrument to which Pamodzi and/or Pamodzi Cooke are a party or subject or by which they or any of their assets are bound.

1.4	The provisions of this Agreement are and shall remain legally binding on Pamodzi and Pamodzi Cooke and the execution and performance of all rights and obligations imposed on Pamodzi and Pamodzi Cooke pursuant to this Agreement constitute legal, valid, binding and enforceable rights and obligations of Pamodzi and Pamodzi Cooke.

1.5	Pamodzi is the registered holder, and Pamodzi Cooke the beneficial owner, of the “A” Shares.

1.6	Pamodzi and Pamodzi Cooke will be able, entitled and authorised validly and effectively to transfer the “A” Shares to the Purchaser free and clear of any encumbrance.

1.7	Except for such resolution, authorization or approval that Pamodzi Cooke provides to the Purchaser in accordance with clause 8.2.8 of this Agreement, Pamodzi Cooke does not require any special resolution, authorisation or approval by its shareholders or board of directors to dispose of and transfer the “A” Shares to the Purchaser in terms of this Agreement.

1.8	No person has any right or option or right of first refusal to acquire any of the “A” Shares, nor are any of the “A” Shares subject to any lien or other preferential right. Pamodzi and Pamodzi Cooke are entitled to dispose of the “A” Shares to the Purchaser and upon delivery the Purchaser will become the beneficial owner of the “A” Shares to the exclusion of all others.

1.9	The BEE structure of the Company has not been altered in any manner which would materially affect any rights granted to the Company under MPRD Act.

2.	Investco Warranties

2.1	Investco is and shall remain validly incorporated in accordance with the Applicable Laws.

2.2	Investco has and shall continue to have the necessary legal capacity to enter into and perform each of its obligations under this Agreement.

2.3	The execution of this Agreement and performance by Investco of its obligations hereunder does not and shall not:

2.3.1	contravene any law or regulation to which Investco is subject; or

2.3.2	contravene any provision of Investco’s Founding Documents; or

2.3.3	conflict with, or result in a breach of any of the terms of, or constitute a default under any agreement or other instrument to which Investco is a party or subject or by which it or any of its assets are bound.

2.4	The provisions of this Agreement are and shall remain legally binding on Investco and the execution and performance of all rights and obligations imposed on Investco pursuant to this Agreement constitute legal, valid, binding and enforceable rights and obligations of Investco.

2.5	Investco is the registered holder and beneficial owner of the Ordinary Shares.

2.6	Investco will be able, entitled and authorised validly and effectively to transfer the Ordinary Shares to the Purchaser free and clear of any encumbrance.

2.7	No person has any right or option or right of first refusal to acquire any of the Ordinary Shares, nor are any of the Ordinary Shares subject to any lien or other preferential right. Investco is entitled to dispose of the Ordinary Shares to the Purchaser and upon delivery the Purchaser will become the beneficial owner of the Ordinary Shares to the exclusion of all others.

3.	Sellers Warranties and Indemnities

3.1	Registration and capacity

3.1.1	The Company is a private company, duly registered in accordance with the provisions of the Companies Act.

3.1.2	No steps have been taken or are contemplated in respect of the Company in terms of section 82 of the Companies Act.

3.1.3	No steps have been taken or are contemplated by the Sellers, nor, to the best of the Sellers’ knowledge and belief, by any third party, to apply for the winding up of the Company.

3.1.4	The Company has the capacity in terms of its Founding Documents to carry on its business currently carried on by the Company.

3.1.5	Save for a water use license in respect of which an application has been submitted, the Company will have all such material licences, consents, permits and other authorities prescribed by law for the lawful conduct of its business in the manner in which it is presently conducted including the necessary import and export permits. Save as disclosed, the Sellers and the Company are not aware of any facts or circumstances which may result in the cancellation or material alteration or non-renewal of any such licences, consents, permits, approvals or other authorities or, in respect of the water use license, the rejection of the application therefor.

3.1.6	There are no agreements, arrangements, commitments, understandings, judgments, orders, warrants, writs, injunctions or decrees binding upon the Company that has or could have the effect of prohibiting or materially restricting or impairing any business practice of the Company, any acquisition of property or assets by the Company or the conduct of business by the Company as currently conducted.

3.1.7	The Company has materially complied with and is not in violation of its Founding Documents, any resolution of its directors or shareholders or any Applicable Law, including but not limited to environmental and mining laws.

3.1.8	The Company has not received any written demand, written notice of default, summons, notice of judgment or commencement of proceedings with respect to any breach, liability or remedial action (or any alleged breach, liability or remedial action) arising under any Applicable Law, including but not limited to environmental and mining Laws.

3.1.9	There is no claim, suit, action, arbitration, review, proceeding or investigation pending, or, to the Sellers’ knowledge, threatened by or against the Company or affecting any of its properties, assets or businesses before or by any Governmental Authority that if adversely determined would have a Material Adverse Change for the Company or prevent or delay completion of the Transactions, nor is there any basis for any such claim, suit, action, arbitration, review, proceeding or investigation.

3.1.10	Neither the Company nor any of its assets, properties or businesses, is subject to an outstanding judgment, order, decision, ruling, decree, award or injunction.

3.1.11	There is no insolvency, bankruptcy, liquidation, winding-up or other similar proceeding pending or, to the Sellers’ knowledge, threatened against the Company.

3.1.12	The immovable properties owned or controlled by the Company comply in all material respects with all Applicable Laws and no person has any right or option or right of first refusal to acquire the properties nor are any of the properties subject to any restrictions or encumbrances save as are at present registered in the Deeds Office having jurisdiction over the property or which occur through operation of Applicable Law.

3.1.13	The Transaction is not at the Signature Date and will not at the Completion Date be an affected transaction within the meaning of Section 117 of the Companies Act. In particular, 10% or more of the issued securities of the Company have not been transferred within the 24 months period immediately before the Signature Date.

3.2	Capital structure

3.2.1	The authorised share capital of the Company is R100,000.00 (one hundred thousand South African rand) divided into 60,000 “A”: Shares and 40,000 Ordinary Shares of R1.00 each.

3.2.2	The issued share capital of the Company is R2,000.00 (two thousand South African rand) divided into 1,200 “A” Shares and 800 ordinary shares of R1.00 each, fully paid up.

3.2.3	Neither the Company nor its directors have issued or agreed to issue any further shares (including bonus and capitalisation shares) in the capital of the Company, nor have they passed or agreed to pass any resolution for the increase or reduction of the Company’s capital, or for the creation or issue of any debentures or securities, or for the alteration of the memorandum or articles of association of the Company.

3.2.4	The Company’s share premium account, if any, has not been reduced in any manner and the Company has not transferred any amount from its reserves or undistributed profits to its share capital or its share premium account.

3.2.5	No person has any right to obtain an order for the rectification of the register of members of the Company.

3.2.6	The minute books and all other corporate and business records of the Company have been properly maintained in all material respects in accordance with the Applicable Laws and are in all material respects complete and accurate.

3.2.7	To the Sellers’ and the Company’s knowledge, there are no filings or applications outstanding or proceedings underway in relation to the Company which could in any way alter its corporate status.

3.3	Tax and Financial Matters

3.3.1	All Tax Returns required to be filed by or on behalf of the Company in any country or political subdivision thereof having jurisdiction over the affairs of the Company for all periods in respect of which such filings have heretofore been required, have been duly filed, except for Tax Returns for which the failure to file at the time required to be filed would not have a Material Adverse Change for the Company, and such Tax Returns are true, complete and correct in all material respects.

3.3.2	All Taxes heretofore owing by the Company have been paid or accrued on the books of the Company and there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any income tax return for any period, and all payments where the payment is subject to withholding tax obligations, have been made in accordance with all Applicable Laws in respect of withholding tax.

3.3.3	To the extent that any Taxes have not been paid by the Company, including but not limited to the payment of value added tax in respect of the acquisition by the Company from Randfontein Estates Limited of the hostels and residential properties made available to employees as a fringe benefit for purposes of the Income Tax Act and any tax liability arising from the provision by the Company to employees of the hostels and residential properties as a fringe benefit for purposes of the Income Tax Act, the Sellers warrant that they shall procure that the Company pays such Taxes as soon as is reasonably possible, but in any event prior to the Completion Date.

3.3.4	There is no assessment or reassessments pursuant to which there are amounts owing or discussions in respect thereof with any taxing authority or other Governmental Authority by the Company.

3.3.5	The Company has withheld from each payment made to any directors, officers and employees and former directors, officers and employees, the amount of all Taxes and other deductions required to be withheld therefrom and have paid the same to the proper taxing authority or other Governmental Authority within the time required under any applicable tax legislation.

3.3.6	The Company is not a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened against the Company or its properties or assets, except where such deficiencies, actions or proceedings, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Change for the Company.

3.3.7	The audited consolidated financial statements of the Company for the financial years ended 30 June 2008, 2009 and 2010 have been prepared in accordance with International Financial Reporting Standards applied, with regard to 2009 and 2010 only, on a basis consistent with that for the audited consolidated financial statements of the Company for the preceding financial years, are true and correct in all material respects and present fairly the financial condition of the Company as at 30 June 2008, 2009 and 2010.

3.3.8	All accounts receivable arising in the ordinary course of the Company’s business shall not be subject to any legal impediment in respect of the receipt of payment thereof by the Company.

3.3.9	To the best of the knowledge of the Company and the Sellers, there is, at the Signature Date, no matter of an environmental nature that would reasonably be expected to give rise to a claim against the Company, save as disclosed in the Disclosure Material.

3.4	Labour and employment related matters

3.4.1	The Company has as at the Signature Date and will at the Completion Date have complied with all of its material obligations under the Labour Relations Act, the Basic Conditions of Employment Act, the Occupational Health and Safety Act and the Employment Equity Act.

3.4.2	The Company has as at the Signature Date, materially complied with all collective agreements, employment agreements and/or policies that are applicable to employee wages, remuneration and/or benefits in its workplace.

3.4.3	The Company has materially complied with all its obligations as an employer as contemplated in the Occupational Health and Safety Act, 1993 and has not been furnished with any prohibition and/or directive in terms of section 30 of the Occupational Health and Safety Act.

3.4.4	On the Signature Date and the Completion Date -

3.4.4.1	the only employment related contracts by which the Company will be bound will be the formal written contracts with the Company’s employees, all of which will be lawfully terminable, subject to the provisions of the Labour Relations Act, 1995, without compensation (other than in respect of accrued leave pay and salary) on reasonable notice;

3.4.4.2	all of the contracts referred to in clause 3.4.4.1 will be of full force and effect according to their terms and the Company will not be in breach of any of those terms nor will they require any rectification to record an intention other than that expressly set out in the contracts. The Company will have complied in all material respects with its obligations under all such contracts;

3.4.4.3	the Company will have materially complied with all Applicable Laws affecting, regulating or providing for the employment of labour;

3.4.4.4	except as disclosed on the Company’s last audited balance sheet, no person will have any right to any payment in lieu of leave, pension, any payment in respect of retirement, death, or disability, annuity, gratuity, compensation for loss of office or similar payment from the Company or to any exceptional leave privileges or accumulated leave;

3.4.4.5	the Company participates only in defined contribution third party retirement funds (and does not participate in defined benefit third party retirement funds) and has complied with all its material obligations in connection therewith;

3.4.4.6	no discretion or power has been exercised under any pension fund pertaining to the Company’s employees, in respect of the employees and former employees of the Company to augment a benefit thereunder, to admit to membership a person who would not otherwise have been admissible, to provide a benefit which would not otherwise have been provided or to pay a contribution thereto which would not otherwise have been paid; and

3.4.4.7	there is no practise of granting material discretionary pension increases under any pension fund relating to the Company’s employees.

3.4.5	There is no obligation to provide any of the Company’s employees with any post retirement benefits of any nature whatsoever and the Sellers do not contribute in any way whatsoever in relation to such benefits.

3.4.6	To the extent that the Company has already commenced a restructuring exercise in relation to the Company’s employees, such restructuring exercise has taken place strictly in accordance with section 189 and/or section 189A of the Labour Relations Act. To the extent that the Company commences a restructuring exercise on or after the Signature Date in relation to the Company’s employees, such restructuring exercise will take place in accordance with section 189 and/or section 189A of the Labour Relations Act.

3.4.7

There will be no claims or complaints by employees of the Company pursuant to events on or before the Completion Date including but not limited to any claims or complaints in terms of the Labour Relations Act of 1995 and/or the Basic Conditions of Employment Act and/or the Employment Equity Act and/or the Occupational Safety and Health Act, 1993.

3.5	Intellectual Property

3.5.1	The Company is and will continue to be the beneficial owner or duly registered user or licensee of all the trademarks, designs and patents used in the course of its business and -

3.5.1.1	no other person whatsoever has any right or right to acquire or to use or expunge such trademark, design or patent in the area for which such is valid, whether as registered user, licensee or otherwise howsoever;

3.5.1.2	to the best of the Sellers’ knowledge, there has been no infringement of such trademarks, designs or patents by any third party, and

3.5.1.3	such trademarks, designs or patents are the only trademarks, designs, names, devices, logos or patents which are used by the Company in the course of its business;

3.6	At the Signature Date:

3.6.1.1	all written contracts and Founding Documents of the Company included in the Disclosure Material are complete and correct in all material respects;

3.6.1.2	to the knowledge of the Sellers and the knowledge of the Company and except where expressly stated or clearly apparent to the contrary from the context thereof,

3.6.1.2.1	all other documents and written information included in the Disclosure Material reflect the current versions of such documents and written information; and

3.6.1.2.2	no material portions of such documents have been omitted in the presentation thereof to Gold One and/or the Purchaser; and

3.6.1.3	there is no fact that has not been disclosed by the Company or the Sellers that has had or would have a Material Adverse Change for the Company.

3.7	Conduct of the Sellers and the Company during the Completion Period

During the Completion Period, except as otherwise contemplated by this Agreement or as may be specifically consented to in writing by the Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), the Sellers warrant that they will procure (on the basis that the undertakings given by Investco in this paragraph 3.7 shall be qualified to the extent that Investco is actually able to procure such conduct given its minority 40% shareholding in the Company and the fact that it does not control the Board) that:

3.7.1	the Company will not, directly or indirectly issue, sell, pledge, lease, dispose of, encumber or agree to issue, sell, pledge, lease, dispose of or encumber any shares in the Company except in the ordinary course of business and consistent with past practice;

3.7.2	the Company will not subdivide, combine or reclassify any of its issued securities or redeem, purchase or offer to purchase any of its securities;

3.7.3	the Company will not amend or propose to amend its Founding Documents, except to the extent required by the terms of this Agreement or by the ASX, ASIC, the JSE and/or any Governmental Authority pursuant to the Transaction;

3.7.4	the business of Company will be conducted in the ordinary and regular course in a manner consistent with past practice and the Rand Uranium Operating Strategy, and the Company shall use its commercially reasonable efforts to:

3.7.4.1	preserve intact the Company’s present business organisation;

3.7.4.2	preserve the goodwill and relationships with customers, suppliers and others having business dealings with the Company;

3.7.4.3	cause its insurance policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance companies of nationally recognised standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

3.7.4.4	maintain the assets that constitute tangible movable property of the Company in normal operating condition and repair in accordance with past practice (ordinary wear and tear excepted);

3.7.4.5	perform in all material respects all of the Company’s obligations under any material contracts to which it is party; and

3.7.5	the Company will not incur any material indebtedness for borrowed money, other than (a) borrowings under the Future Shareholder Loans, (b) loans from the Purchaser in accordance with clause 8.4.3.3 of this Agreement or (c) borrowings under the Standard Bank Facility, in the ordinary and regular course of carrying on business;

3.7.6	save as otherwise provided herein and except in the ordinary course of business the Company will not:

3.7.6.1	satisfy or settle any claims, liabilities or legal actions or relinquish any contractual rights, which are, individually or in the aggregate, material to the Company; or

3.7.6.2	enter into or modify any interest rate, currency, metal or other commodity swap, hedge or other similar financial or derivative instrument;

3.7.7	the Company will not have sold, transferred, alienated or encumbered any or any part of its material assets other than in the ordinary and regular course of business;

3.7.8	the Company will not approve or contract for any new individual capital expenditure above R5,000,000.00 per item other than set out in the capital budget disclosed in the Disclosure Materials;

3.7.9	except as required by Law or otherwise agreed between the Parties in writing, the Company will not increase or amend the salary, wages, rate of compensation, commission, bonus or other direct or indirect remuneration payable to, or other compensation of, or the terms and conditions of employment or appointment of any employee or independent contractor or extend the contract of any employee or independent contractor or enter into any contract or other binding commitment in respect of any such increase or amendment except market related annual wage and salary increases or in the ordinary course of business or as consistent with past practice;

3.7.10	the Company will not make written offers of employment or enter into employment contracts with any prospective new E band and above level employees;

3.7.11	the Company will not amend, vary or terminate in any respect any material contract other than in the ordinary course of business or as consistent with past practice;

3.7.12	the Company will continue its pricing and sales practices substantially in accordance with its past practices;

3.7.13	the Company will not declare, set aside or pay any dividend or make any distribution payable in cash, securities, property, assets or otherwise with respect to its securities, to the Sellers in their capacity as shareholders in the Company, save as my be required by or consented to in writing by the Purchaser; and

3.7.14	the Company will use the same accounting methods and bases as were previously used in the preparation of the management accounts and audited financial statements of the Company

3.8	each Seller will ensure that its representatives to the Board will not, without the prior written consent of the Purchaser (which shall not be unreasonably withheld, conditioned or delayed), take any decision in respect of -

3.8.1	matters outside the ordinary course of the Company’s business;

3.8.2	any transaction, agreement, arrangement, commitment, understanding, acquisition or disposal with a monetary value in excess of R500,000.00 or for a period longer than 3 months;

3.8.3	entering into, terminating or varying any material contract or material commitment;

3.8.4	any investment in excess of R5,000,000.00 (for example, the purchase or lease of plant or equipment);

3.8.5	disposing of, agreeing to dispose of, granting an option over or granting any interest in any material asset;

3.8.6	encumbering any of its assets (except in the ordinary course of carrying on its business); or

3.8.7	altering its capital structure in any way.

Annexure B - Disclosure Schedule

The Disclosure Material shall include all matters disclosed in the body of the Agreement, the Annexures attached hereto and all documents and other written materials made available by the seller and the Company in an electronic data room, the contents of which have been included on CD ROMs delivered to Gold One and the Purchaser on the Signature Date and notwithstanding anything to the contrary in the Agreement or any annexure thereto, all such documents and other written materials contained on such CD ROMs shall be Disclosure Materials for all purposes under the Agreement.

Without limiting the foregoing, the Sellers hereby disclose certain information in respect of the Seller Warranties. To the extent that any information is disclosed herein in respect of any Seller Warranty, such information shall be deemed to be disclosed in respect of all Seller Warranties for which such information would otherwise be required to be disclosed so long as the relevance of such information to such other Seller Warranties is reasonably apparent on its face. Disclosure of any fact or item on this annexure shall not be considered an admission by the Sellers that such item or fact (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company and shall not be construed as an admission by the Sellers of any non-compliance with, or violation of, any third party rights or any Applicable Law of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the warranties made in the Sale of Shares Agreement.

Sellers Warranties	Warranty Exception

3.1.5

The Company does not have a Water Use License (“WUL”) but has made an application for a WUL to the Department of Water Affairs.

The Converted Mining Right (GP) 30/5/1/2/2 (173) MR (Lindum Reefs Mining Right) has not yet been registered.

Various permits and authorizations required for the Uranium Project remain underway. The Uranium Project refers to the proposed construction of a uranium plant by the Company to process and treat its historical tailings material as well as current tailings materials arising from the Company’s gold mining operations, for gold, uranium and sulphur, in the Republic of South Africa.

The 2010 Directive for the Company’s Water Treatment Plant was appealed by the Company and has subsequently expired. Discussions with Department of Water Affairs continue.

3.1.6	1. Standard Bank Facility Letter and ISDA Agreement and associated documents 2. Standard Chartered Bank ISDA Agreement

3.1.8	The DMR has requested an Environmental Compliance Inspection in connection with a request by the Company to reduce closure liabilities.

The Company deals with actions and claims by or on behalf of employees related to disciplinary actions, grievances and terminations (Industrial Relations related) in the normal course of business.

The Company is involved in an ongoing dispute with Randfontein Golf Course, regarding intermittent non payment by the latter of its electricity charges to the Company.

The Company is involved in ongoing actions to recover R3.8m (Excluding VAT) from Mintails SA (Pty) Ltd.

3.1.12	Various Company properties are the subject of commitments made under the Social and Labour Plan (SLP).

Transfer to, and registration in the name of, the Company of properties of which the Company has beneficial ownership of is in process and has not yet been completed.

3.2.3	The 2008 (Original) management incentive scheme is “underwater” and was contemplated as an option scheme. This scheme will terminate on a change of control.

3.3.4	The Company together with KPMG is in the process of responding to the South African Revenue Service (“SARS”) in respect the 20th April 2011 notification by SARS to the Company of a finding in respect of its June 30 2009 tax assessment.

3.3 and 3.7	The Company conducts ongoing monitoring and internal and external reporting of the environmental impacts of its operations and undertakes ongoing environmental management related to its operations and has a long term plan for closure of the mine and related facilities and management of environmental impacts, which is set out in the Company’s Environmental Management Plan, which has been made available to the Purchaser and Gold One.

3.4	The employment terms of the executive and senior management are governed by employment contracts specific to those employees. The employment letters and subsequent amendments thereto have been made available to the Purchaser and Gold One.

3.4.3	The Company’s working places are the subject of routine monitoring for compliance with laws and regulations and internal and external reporting. From time to time sub-standard conditions are identified and addressed by the Company in the ordinary course.

3.4.4.4	The Company makes ongoing payments in the normal course of business to employees for ill health and retirement according to industry practice.

3.4.6	The Company’s consultation with organized labour regarding a possible labour restructuring commenced in August of 2010. The Company has not yet given formal notice under section 189A of the Labor Relations Act in respect of such labour restructuring.

3.7.9	Annual salary increases due to management of the Company were not given in January 2011 and following the Signature Date may be provided, with retroactive effect to January 1, 2011.

2011 wage negotiations are due to start after the Signature Date. The Company is a party to the Chamber of Mines of South Africa, a voluntary membership, private sector employer organisation founded in 1889. The Chamber exists as the principal advocate of major policy positions endorsed by the mining employers and represents these to various organs of South African national and provincial governments and to other relevant policy-making and opinion-forming entities.

Annexure C - Sale Shares at Signature Date

Name of Seller	Number of Sale Shares sold	Seller’s Ratio
Pamodzi	1200 “A” Shares	60%
Investco	800 Ordinary Shares	40%

Total	2000	100%

Annexure D - Consideration Shares Warranties

1.	Gold One warrants and represents to the Sellers that, as at the Completion Date:

1.1	it has taken all necessary actions (whether corporate, internal or otherwise) to empower and authorise it to issue the Consideration Shares to the Sellers, whether in terms of company law in Australia or South Africa or the JSE and ASX Listings Requirements;

1.2	no person has any right to obtain an order for the rectification of the register of members of Gold One which would increase the issued share capital of Gold One;

1.3	the Consideration Shares shall, upon issue, rank pari passu in every respect with the existing issued shares in the capital of Gold One;

1.4	the Consideration Shares shall be listed on the JSE and an application made for admission to the official list of the ASX as required by the Sellers and be freely tradable on the JSE and/or there will be no escrow or other provisions restricting the on-sale of all or any of the Consideration Shares on the ASX, as the case may be, in compliance with the JSE Listing Requirements and ASX Listing Requirements;

1.5	the JSE shall have consented to the admission to listing of the Consideration Shares to be issued pursuant to this Agreement (which consent may be given subject to conditions relating only to the implementation of this Agreement and other customary conditions of an administrative nature) and the Seller shall be provided with a copy of such consent;

1.6	no person has, and it has not granted or promised any person, any right or option or right of first refusal to acquire or subscribe for any of the Consideration Shares;

1.7

Neither Gold One nor its directors have issued or agreed to issue any further shares (including bonus and capitalisation shares but excluding any issues pursuant to the exercise of options, performance rights or the conversion of any convertible bonds) in the capital of Gold One, nor have they passed or agreed to pass any resolution for the increase or reduction of Gold One’s capital, or for the creation or issue of any debentures or securities, or for the alteration of the memorandum of association of Gold One, except as notified in writing to the Sellers prior to the Completion Date.

1.8	Gold One has complied in all material respects with its obligations under ASX Listing Rule 3.1 and Chapter 6CA of the Corporations Act.

1.9	Gold One has complied in all material respects with its obligations under Chapter 4 of the Listing Rules and Part 2M.3 of the Corporations Act.

1.10	To Gold One’s knowledge, there are no filings or applications outstanding or proceedings underway in relation to Gold One which could in any way alter its corporate status.

1.11	As at 9 May 2011 Gold One has 807 664 732 ordinary shares in issue;

1.12	As at 9 May 2011 Gold One has granted listed share options to public shareholders to acquire 6 561 098 shares at AUD 0.50 each;

1.13	As at 9 May 2011 Gold One has granted share options to employees, non-executive directors and service providers of Gold One to acquire 81 498 266 shares; and

1.14	As at 31 December 2010, Gold One had 501 convertible bonds with a total value of AUD66,593,000.00 (sixty-six million five hundred ninety three thousand Australian dollars) outstanding.

2.	Each warranty and each representation given by Gold One and contained herein is deemed to be a representation of fact inducing the Sellers to enter into this Agreement.

3.	Each warranty shall be deemed to be material.

4.	Insofar as the warranties are promissory or relate to a future event, they shall be deemed to have been given as at the date of fulfilment of the promise or the happening of the event, as the case may be.

5.	Each warranty shall be a separate warranty and in no way limited or restricted by any reference to or inference from the terms of any other warranty or by any other provision in this Agreement.

6.	Other than the warranties and representations set out in this Agreement, the Parties give no other warranties or representations (whether express, implied or tacit) in relation to or in connection with the Consideration Shares.

Annexure E - Escrow Agreement

Annexure F - Debt Financing Commitment letter

Johannesburg
Investec Bank Limited
Capital Markets	100 Grayston Drive Sandown Sandton 2196
PO Box 785700 Sandton 2146 South Africa
T +27 (0) 11 286 7000 F +27 (0) 11 286 7777 www.capitalmarkets.investec.com

Mr Chris Chadwick

Gold One International Limited (the “Company”)

Level 3

100 Mount Street

North Sydney

NSW

2060

19 April 2011

Dear Sir

COMMITMENT TO PROVIDE FINANCING FACILITIES TO THE COMPANY FOR THE ACQUISITION OF RAND URANIUM LIMITED (“THE COMMITMENT LETTER”)

We, Investec Bank Limited (“Investec”), confirm that we have obtained the necessary approvals to arrange and underwrite Facilities for the Company, to partially finance the acquisition of 100% of the entire issued share capital or substantially all the assets of Rand Uranium Limited (“the Acquisition”).

In this Commitment Letter:

“Affiliate” means in relation to a person, a subsidiary or holding company of that person, a subsidiary of any such holding company (as each such term is defined in the Companies Act, 61 of 1973, as amended).

“Facilities” means the debt facilities for the Acquisition, as set out in the Term Sheet totaling R1,530 million (circa USD$210 million, plus interest accruals).

“Facility Documents” means facility agreements, security and other related documentation (based on the terms set out in the Term Sheet and the Mandate Letter) in form and substance satisfactory to Investec.

“Group” means the Company and its Affiliates.

“Mandate Documents” means the Mandate Letter, the Term Sheet and any other agreement or document at any time designated a Mandate Document by written agreement between the Parties.

“Mandate Letter” means the mandate letter appointing Investec to arrange and underwrite the Facilities dated 19 April 2011.

“Term Sheet” means the final credit committee approved term sheet dated 19 April 2011.

Capital Markets, a division of Investec Bank Limited. Reg. No. 1969/004763/06. A member of the Investec Group. An authorised financial services provider. A registered credit provider registration number NCRCP9.

Directors F Titi (Chairman), D M Lawrence* (Deputy Chairman), S Koseff* (Chief Executive), B Kantor* (Managing), S E Abrahams, G R Burger*, M P Malungani, K X T Socikwa, B Tapnack*, P R S Thomas, C B Tshili    * Executive Company Secretary: B Coetsee

Australia Botswana Canada Guernsey Hong Kong Ireland Jersey Mauritius Namibia South Africa Switzerland Taiwan United Kingdom United States

Investec’s commitment to arrange and underwrite the Facilities is made in terms of the Mandate Documents and is subject to fulfilment of, inter alia, the following conditions to the satisfaction of Investec:

1.	timeous compliance in full by the Company with all the terms and conditions of the Term Sheet and Mandate Letter, including, but not limited to:

1.1	completion of legal, regulatory, financial, tax, insurance, technical and environmental due diligence processes in respect of the Company, the Group and the Acquisition, and the results being in all respects satisfactory to Investec;

1.2	the Company and relevant entities within the Group obtaining all necessary regulatory approvals in connection with the Facilities and the Acquisition from all relevant authorities in all relevant jurisdictions;

1.3	there being no material adverse change as set out in the Mandate Letter;

1.4	there being no event or circumstance in relation to the Acquisition which would result in Investec, the Company or its Affiliates acting contrary to any law, regulation, treaty or official directive binding on it, and;

1.5	the preparation, execution, implementation and coming into force of the Facility Documents to the satisfaction of Investec, implementing the terms under the Term Sheet.

We look forward to working with you on the conclusion of the Acquisition and related Facilities.

Yours faithfully

For and on behalf of
Investec Bank Limited

TERM SHEET Financing Facility for Gold One International Limited

Prepared by	Consultants
Resource & Commodity Finance	Tony Harris
Jared Kalish

Date	Telephone
19 April 2011	+2711 286 7366
+2711 291 3298

Facsimile
+2711 286 7097

Email
tharris@investec.co.za
jkalish@investec.co.za

Physical address
100 Grayston Drive Sandton Johannesburg 2196

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Credit Approved Term Sheet Gold One International Limited

This document contains a summary of the key terms on which Investec Bank Limited, acting through its Capital Markets division (“Investec”) would, subject to final documentary approvals, satisfactory technical, financial, insurance and legal due diligence and satisfactory documentation (including execution thereof and fulfilment of all conditions precedent) provide the envisaged finance.

Confidentiality

This document is confidential and is not for circulation or publication. The financial arrangements outlined herein are for the benefit and information of the person to whom this document is addressed and submitted in good faith (“the addressee”), and who is deemed to have accepted responsibility for ensuring that the confidentiality of this document will be maintained at all times. It is not to be circulated nor shall its contents be disclosed to anyone other than the addressee, its employees and, subject to the consent of Investec, its professional advisors. Moreover, it shall not be reproduced or used directly or indirectly or, in whole or in part, for any purpose other than for internal consideration of the financing described herein, without the prior written consent of Investec.

Disclaimer

The information contained in this document does not constitute an offer, commitment, advertisement or solicitation for investment, financial or banking services. It is for informative purposes and not intended to constitute advice in any form, including but not limited to investment, accounting, tax, legal or regulatory advice. The information therefore has no regard to the specific investment objectives, financial situation or particular needs of any specific recipient. The material is based upon information that is considered to be reliable, but is not represented that it is accurate or complete, and it should not be relied upon as such. No liability is accepted whatsoever for any loss or damage of any kind arising out of the use of or reliance on all or any part of this document.

Whilst every effort has been made to ensure the accuracy and completeness of the information contained in this document, it is based solely on the facts made available to Investec by the addressee. No responsibility is accepted by Investec for the treatment of any court of law, tax, banking or other authorities in any jurisdiction of any transaction referred to herein and no undertaking can be given with regard to the outcome of any such transaction. It is recommended that, whilst this proposal has been made in good faith, independent professional legal, tax, accounting and other appropriate advice should be taken so as to consider the proposal in the light of the addressee’s particular and unique circumstances.

FAIS

Capital Markets, a division of Investec Bank Limited. Reg. No. 1969/004763/06. An authorised Financial Services and registered Credit Provider. A member of the Investec Group.

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1. FACILITY OVERVIEW AND PARTIES

Facility Amount:

Total Facilities of R1,530 million (consisting of up to R1,470 million in principal (approx $210 million) and up to R60 million in capitalised interest). The Facilities consist of:

•        Five year senior secured amortising term loan facility (“the Term Debt Facility”) of up to R985 million (consisting of up to R945 million in principal (approx $135 million) and up to R40 million in capitalised interest, and;

•        Two year senior secured amortising term loan facility (“the Loan for Shares Facility”) of up to R545 million (consisting of R525 million of principal (approx $75 million) capital plus R20 million in capitalised interest), to potentially be settled from the proceeds of the sale of shares in Gold One International Limited,

•        Jointly referred to as the Facilities.

Facility Purpose:	R1,020 million (approx $150 million) of the Facilities Amount to be applied towards the acquisition price of 100% of the shares in Rand Uranium Limited (“RUL”), and R420 million (approx $60 million) of the Facilities Amount to be applied towards the full settlement of the Convertible Bonds, including transaction costs, limited to the extent of the Facility Amount.

Borrower:	Gold One International Limited (“GDO”), listed on the Australian Stock Exchange and the JSE Securities exchange.

Guarantors:	New Kleinfontein Mining Company Limited (RSA) (“NKM”) (i.e. the company owning and operating 100% of the Modder East Mine company), Rand Uranium Limited (“RUL”) (i.e. the company owning and operating 100% of the acquired mining company), Gold One International Limited (Australia), Gold One Africa Limited and other relevant group entities.

Convertible Bonds:	The remaining approx $60 million 8.5% convertible bonds issued by the Borrower due in December 2012.

Arranger, Facility Agent, Account Bank and Underwriter:	Investec Bank Limited (“Investec”), or any other Investec group company.

Lenders:	Investec and other financial institutions as required.

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The Project:	The gold mine known as the Modder East Gold Mine, near Benoni, Gauteng (i.e. New Kleinfontein Mining Company Limited (RSA) the company owning and operating 100% of the Modder East Mine company).

Lenders’ Technical Consultant:	A suitable advisor to be appointed by the Arranger at the cost of the Borrower to act on behalf of the Lenders to review and monitor the Project. This role is to be fulfilled initially by Derek Kyle.

Syndication:	Successful Syndication shall mean the point when Investec reduces its participation in the Facility to a final hold of not more than R750 million.

2. THE TERM DEBT FACILITY

Facility Amount:	Five year senior secured amortising term loan facility (“the Term Debt Facility”) of up to R985 million (consisting of up to R945 million in principal (approx $135 million) and up to R40 million in capitalised interest.

Drawdown:	As required.

Term and Amortisation:

Approximately 5 year fully amortising loan tenor, with sculptured quarterly capital repayments (together with payment of accrued interest for the period) commencing on 30 September 2011 and ending on 30 June 2016.

Expressed as a percentage of the total principal drawn, the quarterly repayments will be as follows:

•      Quarterly repayments 1 to 8 inclusive: 9%

•      Quarterly repayments 9 to 18 inclusive: 2.8%

Upfront Fees:	3.00% (excl. VAT) of the Facility Amount, inclusive of fees payable on Syndication, payable on the earlier of Financial Close or 30 days after signature of the Facility agreement.

Commitment Fee:	1.00% (excl. VAT) of the Facility Amount per annum payable quarterly in arrears on the undrawn Facility balance during the Availability Period.

Option Package:	The Borrower shall issue to Investec an option package convertible into 15 million ordinary shares in the Borrower, on the earlier of first drawdown or 30 days after signature of the Facility agreement (the “Options”). The Options shall be convertible into ASX or JSE listed ordinary shares of the Borrower, at Investec’s election, at any time prior to 3 years after the issue date. The strike price payable by Investec for the ordinary shares shall be R3.00 per share.

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Investec shall retain the right to request net settlement in a certain number of GDO shares in terms of which such number of GDO shares to be delivered to Investec shall equate to [(15 million times the 10 day VWAP of GDO shares) less R45 million] divided by the 10 day VWAP of GDO shares.

Interest Rate:	3 month JIBAR plus a margin 4.50% nacq (exclusive of all statutory costs currently 0.20%) until 50% of the Term Debt Facility Amount has been repaid, and 3 Month JIBAR plus a margin 3.25% thereafter.

3. THE LOAN FOR SHARES FACILITY

Facility Amount:	Two year senior secured amortising term loan facility (“the Loan for Shares Facility”) of up to R545 million (consisting of R525 million of principal (approx $75 million) capital plus R20 million in capitalised interest), to potentially be settled from the proceeds of the sale of shares in GDO.

Facility Currency:	Investec and the Borrower may jointly agree to denominate the Loan For Shares Facility Amount in Australian or United States Dollars, on equivalent terms.

Drawdown:	As required.

Term and Amortisation:

Approximately 2 year fully amortising loan tenor, with sculptured quarterly capital settlements (together with payment of accrued interest for the period) commencing on 30 September 2011.

The settlement profile is to be agreed between the parties with a minimum of 40% of the original principal amount settled within 13 months from the date of advance of the Facility Amount.

Upfront Fees:	3.00% (excl. VAT) of the Facility Amount, inclusive of fees payable on Syndication, payable on the earlier of Financial Close or 30 days after signature of the Facility agreement.

Commitment Fee:	1.00% (excl. VAT) of the Facility Amount per annum payable quarterly in arrears on the undrawn Facility balance during the Availability Period.

Interest Rate:	3 month JIBAR plus a margin 3.25% nacq (exclusive of all statutory costs).

Settlement Mechanics:	Investec shall, at its sole election, call for settlement (in tranches) over the duration of the term in a specified number of (ASX and/or JSE listed) GDO shares. Upon delivery of the GDO shares into a securities account specified by

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Investec, the outstanding balance of the Facility Amount will be reduced by the number of GDO shares delivered multiplied by 97% of the arithmetic average of the daily VWAP of the applicable GDO share price. Over the 15 trading days preceding the date that Investec calls for partial settlement in shares.

GDO, may at its sole election, settle in the Loan For Shares Facility in cash or shares (as above) after 13 months, subject to a minimum of $50 million being settled in GDO shares.

4. COMMON TERMS

Availability Period:	The Facilities shall become available from Financial Close and will remain available for drawing up to 31 May 2011.

Financial Close:	The date upon which the Conditions Precedent have been fulfilled or waived to the satisfaction of the Lenders.

Drawdowns:	The Facilities are not mutually exclusive; accordingly the Term Debt Facility and the Loan For Shares Facility must be drawn together.

Interest Period:	Quarterly throughout the Term of the Facilities.

Conditions Precedent to Drawdown:	As are customary for a financing of this nature, to include but not limited to the following matters to the satisfaction of the Lenders:

a)       NKM is the lawful holder and has valid title to the Project’s Mining Rights in accordance with the provisions of the Mineral and Petroleum Resources Development Act, to the exclusion of third parties, and the Lenders are satisfied with the form and substance thereof;

b)       NKM is in the process of finalising a BEE transaction that is in accordance with the provisions of the Mineral and Petroleum Resources Development Act and the Lenders are satisfied with the form and substance thereof;

c)       The Lenders have received the Project’s development plan (“the Development Plan”) in a form and substance satisfactory to them, covering normal physical operating parameters, production, revenue and off-take assumptions, operating costs, capital expenditure and expenditure required by the environmental plan. This Development Plan is to have the Borrower’s Board approval and is to include a financial model of the Project’s projected monthly cash flows for the full life of mine, as derived from the Development Plan;

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d)      Satisfactory review by the Lenders’ Technical Consultant of the Development Plan,, including satisfactory reserve reports, confirmation of compliance with environmental and social issues, licensing, off-take arrangements, confirmation of operational performance and underlying assumptions included in the Base Case Financial Model, in a form acceptable to the Lenders;

e)       All Material Contracts, permits, licences and consents in place, including, Power and Water Supply Agreement for the Project to the satisfaction of the Lenders, and off-take contracts (on terms, and with parties, acceptable to the Lenders);

f) Legal, financial, insurance, technical and environmental due diligence on the Borrower and Guarantors, to the satisfaction of the Lenders;

g) The following Project ratios (as calculated in the Base Case Financial Model, and including group and head office costs) must be satisfied on a forward looking basis:

Minimum Debt Service Cover Ratio	>1.5x

Loan Life Cover Ratio	>2.0x

Project Life Cover Ratio	>3.0x

Reserve Tail	>30%

Debt to Equity Ratio	Maximum 50:50

h) Satisfactory conclusion of a suitable sale and purchase agreement in respect of the entire issued share capital in RUL, and proof of settlement of the balance of the acquisition costs;

i)       Satisfactory settlement of the Convertible Debentures, including release of security arrangements;

j)       All Security is in place, with all required formalities having been concluded, including evidence that all necessary consents, licenses, board approvals and governmental authorisations required by law are in place;

k)      All Project Accounts are opened;

l)       Evidence to the satisfaction of the Lenders that an environmental rehabilitation fund has been established in respect of the Principle Guarantors in compliance with applicable law and is fully funded to the levels required by the relevant government entity;

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m) Executed documentation along with evidence of authorisation to execute the documentation, including appropriate shareholder and regulatory approvals;

n) The Lenders have received all documents in respect of the Borrower and Guarantors as may be required in relation to compliance with the Financial Intelligence Centre Act;

o)      Evidence to the satisfaction of the Lenders that there has been no material adverse change (“Material Adverse Change”) (i) to the business, operations, assets, property, condition (financial or otherwise), prospects or results of the operations of the Borrower, the Project, the Guarantors or the Guarantor group taken as a whole since their last audited annual financial statements; and/or (ii) in either the local or international debt, capital, syndicated loan or commodity markets relevant to the Facility;

p) Opinions of legal counsel to the Lenders, the Borrower and the Guarantors, from each relevant jurisdiction in a form satisfactory to the Lenders;

q) Provision of the audited consolidated financial accounts for the Borrower and the Guarantors for the most recent financial year;

r) Payment of fees;

s) No Event of Default or potential Event of Default.

Security:	As are customary for a financing of this nature, to include but not limited to the following matters to the satisfaction of the Lenders:

a) Pledge of the Borrower’s shares in and cession in security of loans to and claims against NKM and RUL;

b) Guarantees by the Guarantors and cession in security of loans to and claims against the Borrower, whether arising directly or indirectly through other group companies;

c) Subordination and cession of all the Guarantor group of companies’ claims against and inter-company loans to the Borrower, NKM and RUL;

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d)      First ranking Security over the assets of the Borrower, NKM and RUL, including but not limited to special and general notarial bonds over movable property and plant & equipment. This shall include a cession in security of all relevant material consents, permits and licenses where appropriate;

e) Suitable first ranking security over the Project Accounts;

f) Confirmation by Rand Refinery Limited of irrevocable payment instruction from NMK and RUL to make all metals sales payments directly to the Proceeds Accounts;

g) Negative pledge over assets of the Borrower and the Guarantors

Additional Security for the Loan For Shares Facility	As are customary for a financing of this nature, to include but not limited to the following matters to the satisfaction of the Lenders:

a) The Borrower will be required to pledge GDO shares to the Lender to the value of 1.5 times the initial drawdown amount under the Loan For Shares Facility (“the Pledged Shares”);

b)      The Borrower will be required to post additional shares to the Lender as security in the event that the Share Cover Ratio (defined below) falls below 1.1 times. The additional number of GDO shares required, will be calculated in order to restore the Share Cover Ratio to above 1.2 times and such shares will form part of the Pledged Shares;

c) The Share Cover Ratio shall be defined as the number of Pledged Shares, multiplied by the 10 day VWAP, divided by the outstanding balance of the Loan For Shares Facility.

Borrower and Guarantor Covenants:	As are customary for a financing of this nature, to include but not limited to the following matters to the satisfaction of the Lenders:

a)      No new indebtedness except:

•     The Facility;

•     Trade creditors and shareholder funding at levels to be agreed by the Lenders;

•     Equipment leases where the aggregate value under lease is less than R25 million;

b) Maintenance of minimum Financial Ratios;

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c) Subordination of shareholder and group claims, including annual management fees and cost allocations or recoveries;

d)      Arm’s length transactions, except as otherwise agreed;

e)       Not to agree to material alterations or termination to Material Contracts or Project documents without the Lenders’ prior written consent;

f)       Compliance with the approved NKM Development Plan and approved RUL’s Mine Plan at all times;

g)      Maintain the agreed Project insurances;

h)      Compliance with environmental and social guidelines, laws, permits and standards;

i)       Ensuring that all required environmental rehabilitation funds are at all times funded to the levels required by the relevant government entity and no withdrawals or transfers save as provided in the rehabilitation trust deed and/or applicable law;

j)       No granting of security or encumbrances to any other party without the Lenders’ prior written consent with the exception of agreed permitted liens;

k)      Advising the Lenders within two business days of any unscheduled stoppage or disruption to production for a period greater than two days;

l)       Preservation of assets;

m)     No disposal of assets, except as permitted by the Lenders;

n)      Access to the premises of the Project for the Lenders;

o)      No disposal of its interest in the Project without the Lenders’ prior written approval;

p)      Access to the premises of the Project for the Lenders;

q)      No disposal of its interest in the Project without the Lenders’ prior written approval;

r)       Provision of information, including:

i)       audited annual financial statements no later than 90 days after year end;

ii)      monthly internal financial statements no later than 30 days after the end of the month;

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iii) monthly operating reports; iv) quarterly compliance certificate from a director of the Borrower; v) any other information as may be required by the Lenders in relation to the Project.

j) Obtain and maintain all necessary consents, permits, licenses etc;

k) No change in business; and

l)       No hedging (whether commodity, forex or interest rate) without the Lenders’ prior written consent. No granting or sharing of security or encumbrances to any other party without the Lenders’ prior written consent will be permitted.

m) Not to dispose of any interest in any subsidiaries without the Lenders’ prior written approval;

n) Not to undertake any business activities not associated with the mining industry;

o) Current assets to exceed current liabilities on a consolidated basis by a ratio of at least 1.5 times;

p) Maximum 50:50 Debt to Equity ratio in the Guarantor and Borrower group, without the Lenders’ prior written approval;

q)      In the event of a breach by the Borrower of the terms outlined in this Term Sheet, or a 50% fall in the GDO ASX share price since date of first disbursement, the Lender shall retain the right to take GDO to a rights offer or implement an equity placement in order to reduce outstanding debt under the Facilities. In such an event, Investec will manage the capital raising and charge market related fees.

Additional Borrower Covenants:	As are customary for a financing of this nature, to include but not limited to the following matters to the satisfaction of the Lenders:

(a) Net Debt to underlying EBITDA not to exceed 4.5 times;

(b) Underlying EBITDA to Net Interest Payable not to be less than 3 times.

Permitted Distributions:	Any distributions, dividends, fees, interest on shareholder loans, repayment of shareholder or group company loans or any amounts (in cash, in specie, byway of set off or otherwise) to shareholders or group company’s and/or expenditure on

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items not approved within the Development Plan (together “Permitted Distributions”) will only be permitted after 50% of the loan facilities have been repaid.

a) No potential Event of Default or Event of Default is continuing or will or is likely to result from any such payment;

b) all Covenants are and will be in compliance before and immediately after payment;

c) all Project Accounts are funded as required;

d) Mandatory Prepayment requirements have been met;

e) the following minimum ratios are met on a forward looking basis:

	Minimum Debt Service Cover Ratio	>1.5x

	Loan Life Cover Ratio	>2.0x

	Project Life Cover Ratio	>3.0x

	Reserve Tail	>30%

	Debt to Equity Ratio	Maximum 50:50

f) the following minimum ratios are met on a historical basis:

	Minimum Debt Service Cover Ratio	>1.5x

Mandatory Prepayments:	The Borrower will be required to prepay all or a portion of the Facility as follows:

a)       75% of the Excess Cash Flow generated by the Project after the required debt servicing in terms of the Facilities shall be applied pro rata towards Facility repayments on a quarterly basis.

The Excess Cash Flow shall be determined as the cash flow available after debt servicing less a suitable provision (estimated as R300 million) for operating and working capital costs for the following two quarters.

b) in the event that the Borrower elects to make a Permitted Distribution, then the Borrower shall make a mandatory prepayment of the Facility equal to such Permitted Distribution;

c) proceeds received under physical damage insurance which are not applied to the rectification/repair of assets; and

d)       the outstanding debt is to be prepaid in full, as is customary for a financing of this nature, in circumstances which include but are not limited to:

•     If it becomes illegal for a Lender to fund or maintain is participation in the Facility;

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• Certain disposals of assets by the Borrower; • Change in control of the Borrower, the Guarantors, and/or Gold One Africa.

Voluntary Prepayment:	The Borrower may voluntarily prepay part (subject to a minimum prepayment amount of R20 million) or all of the Facility at any time subject to payment of interest and breakage costs (if any) and any other expenses incurred as a result of such prepayment and provided that such prepayment is funded by the Borrower’s operational cashflows.

Prepayments:	All prepayments (whether Mandatory or Voluntary) shall be applied to the Facility in inverse order of maturity. Any amounts prepaid or repaid or cancelled shall not be available to be redrawn. Prepayments shall not be subject to prepayment fees, although the Borrower shall be liable for interest and breakage costs, if any.

Project Accounts:	The Proceeds Account and any other accounts required to be opened in respect of the Project. Should a potential Event of Default or Event of Default occur, the Lenders shall have the right to immediately take control of the Project Accounts.

Proceeds Account:	NKM and RUL shall maintain USD and/or Rand proceeds accounts with the Account Bank, through which all of the cash flows and cash receipts to which NKM and RUL are entitled under the Project, and the acquired mine, shall be deposited. Payments from the Proceeds Account will be made in the following order:

a) payment of direct operating costs and capital costs in accordance with approved budgets, tax and royalties payments;

b) payment of the Facility fees and costs;

c) payments of all uncapitalised, accrued and unpaid interest in respect of the Facilities;

d) payments of outstanding capital (including capitalised interest) in respect of the Facilities;

e) Mandatory Prepayments;

f) Permitted Distributions; and

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g) Voluntary Prepayments.

Events of Default:	As are customary for a financing of this nature, to include but not limited to:

a) Failure to pay principal, interest or other amounts when due;

b) Failure to observe or perform any covenant or undertaking (subject to suitable remedy periods including cash lock ups as appropriate);

c) Any representation or warranty is incorrect or misleading;

d) Cross defaults;

e) Bankruptcy, insolvency, winding up, receivership, creditor process or forced reorganisation;

f) Seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority;

g) Claim of immunity by the Borrower or Guarantors;

h) Unlawfulness and invalidity;

i) Default by the Borrower or termination of, or any material adverse change by any counterparty (subject to remedy periods to be agreed, if appropriate), to any Material Contract or Project document;

j) Force majeure affecting the Project;

k) Loss of or Material Adverse Change to any material concession, material agreements, licence, permit or authorisation;

l) Failure to satisfy any or all of the following ratio tests:

	Minimum Debt Service Cover Ratio	>1.3x

	Loan Life Cover Ratio	>1.8x

	Project Life Cover Ratio	>2.0x

	Reserve Tail	>25%

	Debt to Equity Ratio	Maximum 50:50

m) Material Adverse Change;

Default Interest Rate:	Interest Rate plus 4,00% nacq, applicable to any amount not paid on due date and at any time whilst an Event of Default is continuing.

Taxes and Charges:	Any and all taxes and charges for the account of the Borrower. All payments of principal and interest and other sums due under the Facility are to be made

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without set-off or counterclaim and free and clear of any form of present or future taxes, duties, levies, withholdings or other deductions or retention whatsoever unless required by law, in which case an obligation to gross up (subject to agreed exceptions) will apply.

Costs and Expenses:	All costs and expenses which are incurred by the Lenders in implementing and/or enforcing rights under the Facility shall be for the Borrower’s account, irrespective of whether the Facility is implemented or not. Such costs and expenses shall include the Lenders’ Technical Consultant, Independent Insurance Consultant, Independent Financial Consultant and Lenders’ Legal Advisor and other advisors as necessary. This is also regardless of whether these terms and conditions are incorporated into a signed Facility agreement or not or whether Financial Close is achieved. Any and all taxes and charges for the account of the Borrower. All payments of principal and interest and other sums due under the Facility are to be made without set-off or counterclaim and free and clear of any form of present or future taxes, duties, levies, withholdings or other deductions or retention whatsoever unless required by law, in which case an obligation to gross up (subject to agreed exceptions) will apply.

Increased Costs:	The Borrower will indemnify the Lenders against any increased costs or reduced returns (including reserve requirements, statutory duties and capital adequacy charges) incurred by the Lenders in making, maintaining or funding its loans or maintaining any obligations under the Facility arising by reason of a change in law or regulation or the interpretation thereof or compliance with any central bank regulation or similar request after the signature date of the Facility agreement, including the Lenders mandatorily complying with or applying the provisions of the International Convergence of Capital Measurement and Capital Standards (A Revised Framework) (i.e. Basel II).

Market Flex:

During the period from the date of this term sheet to the date of Financial Close, the Lenders shall be entitled (after consultation with the Borrower) to change the pricing, terms and/or structure (but not the total amount) of the Facility if the Lenders determine that such changes are advisable in order to ensure the Facility is fully subscribed.

During the period from the date of Financial Close to the date of Successful Syndication, the Lenders shall be entitled (after consultation with the Borrower) to change the pricing of the Facility if required in order to ensure the Facility is fully subscribed.

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Assignments and Participation:	The Lenders will be permitted to freely transfer any rights and obligations, including commitments, under the Facility, to one or more persons. Upon such transfer or assignment at the Lenders’ cost, the transferee or assignee shall become a lender for all purposes of the documentation.

Documentation:	The terms and conditions of the Facility are not limited to those in this term sheet and all the terms and conditions relating to the Facility shall be contained in the definitive documentation. The Facility documentation will contain standard provisions relating to, inter alia, illegality, taxes, market disruption, breakage costs, default interest, currency indemnity, etc.

Governing Law:	South African law and jurisdiction.

Expiry:	The terms set out in this term sheet are available for acceptance by the Borrower until 17h00 South African time on 20 April 2011 after which they will expire.

Right of First Refusal:

The Borrower grants to Investec the first right, but not the obligation, to provide all general and/or working capital banking facilities, capital market services and exchange rate transfers and any other facility to mitigate any commodity price risk, exchange rate risk or interest rate risk, in relation to the Borrower, NKM and RUL in priority to any other bank or financial institution, during the term of the Facilities.

The Borrower shall, and shall procure that its subsidiaries shall, during the term of the Facilities, allow Investec an opportunity to submit terms and conditions on required corporate finance services, and shall include Investec as a participant in equity market placements.

Information:	The Facility is based, among other things, on the information furnished by the Borrower to the Lenders in terms of a bona fide application for the Facility. The Lenders reserves the right to withdraw the Facility, on written notice to the Borrower, should any additional information or previously undisclosed facts come to light which does or may adversely affect the Lenders’ assessment of the Borrower or any Security to be provided for the Facility.

Confidentiality:	This term sheet and its content are intended for the exclusive use of the Borrower and shall not be disclosed by the Borrower to any person other than the Borrower’s legal and financial advisors for the purposes of the proposed transaction unless the prior written consent of the Lenders is obtained.

Out of the Ordinary*

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Credit Approved Term Sheet Gold One International Limited

Publicity:	Any publicity regarding the Facility to be agreed in advance by the Lenders.

5. DEFINITIONS AND RATIOS

Ratios:	All ratios referred to in this term sheet will be calculated with reference to total advances under the Facility and the cash flow projections contained in the agreed Base Case Financial Model on a minimum projected basis. The ratio tests and requirements could be considered on a consolidated basis. For the purpose of the ratios, the Discount Rate shall be calculated using a rate which is based on the aggregate of 3-month JIBAR. and the Interest Rate of the Facility

Cash Available for Debt Service (“CAFDS”):	Gross revenue less all associated royalties, cash operating costs, hedge settlements, taxes, capital expenditures, agreed rehabilitation/closure costs and agreed exploration expenditure, available for debt servicing.

Debt Service Cover Ratio (“DSCR”):	The ratio of Cash Available for Debt Service to Scheduled Debt Service (scheduled principal and interest payments) over the stipulated period.

Reserve Tail Ratio:

Percentage of Reserves projected to remain in the ground when the Facility is repaid, to the Reserves in the ground at the date of first drawdown.

The Reserve Statement prepared by the Borrower and confirmed by the Independent Technical Consultant relating to the mining operations is to be in a form and substance satisfactory to the Lenders, showing a number of tons of ore and metal grades as proven and probable reserves as defined under Nl 43-101 or as agreed by the Lenders. The Development Plan shall be reconciled to this reserve statement.

Loan Life Cover Ratio (“LLCR”):	Ratio of present value of Cash Available for Debt Service (arrived at by using the Discount Rate) over the remaining term of the Facility to the amount outstanding under the Facility.

Project Life Cover Ratio (“PLCR”):	Ratio of present value of Cash Available for Debt Service (arrived at by using the Discount Rate) over the remaining term of the Project life, to the amount outstanding under the Facility.

Out of the Ordinary*

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Credit Approved Term Sheet Gold One International Limited

Debt to Equity Ratio:	The ratio of the aggregate of the Borrower’s liabilities at that date to the amount of Equity as calculated at such date. “Net Debt” means financial indebtedness of the Borrower net of cash on hand, cash equivalents and bank deposits. “Equity” means at any time, the aggregate of share capital, share premium, subordinated shareholder loans, distributable and non-distributable reserves, non-redeemable preference shares, retained earnings, excluding the revaluation of assets, goodwill, intangible assets and reserves created as a result of a change in accounting policy.

Out of the Ordinary*

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Johannesburg
Investec Bank Limited
Capital Markets	100 Grayston Drive Sandown Sandton 2196 PO Box 785700 Sandton 2146 South Africa T +27 (0) 11 286 7000 F +27 (0) 11 286 7777 www.capitalmarkets.investec.com

Mr Chris Chadwick

Gold One International Limited (the “Company”)

Level 3

100 Mount Street

North Sydney

NSW

2060

19 May 2011

Dear Sir

REVISED COMMITMENT TO PROVIDE FINANCING FACILITIES TO THE GROUP FOR THE ACQUISITION OF ALL OF THE SHARES IN RAND URANIUM (PROPRIETARY) LIMITED (THE “COMMITMENT LETTER”)

We, Investec Bank Limited (“Investec”), confirm that we have obtained the necessary approvals to arrange and underwrite Facilities for the Group, to partially finance the acquisition of 100% of the entire issued share capital or substantially all the assets of Rand Uranium (Proprietary) Limited (the “Acquisition”).

We confirm that we have completed our financial, technical legal, regulatory, tax, insurance and environmental due diligence, in respect of the Acquisition. We confirm that we have not identified any contentious matters in respect of the Acquisition. All relevant issues raised in the due diligence will be addressed in the Facility Documents.

In this Commitment Letter:

“Affiliate” means in relation to a means in relation to a person, a subsidiary or holding company of that person, a subsidiary of any such holding company (as each such term is defined in the Companies Act, 2008).

“Facilities” means the debt facilities to be provided to the Group for the Acquisition, as set out in the Term Sheet totaling R1,530 million (circa USD$210 million, plus interest accruals).

“Facility Documents” means facility agreements, security and other related documentation including relating to the Acquisition (based substantially on the terms set out in the Term Sheet and the Mandate Letter) in form and substance satisfactory to Investec.

“Group” means the Company and its Affiliates.

“Mandate Documents” means the Mandate Letter, the Term Sheet and any other agreement or document at any time designated a Mandate Document by written agreement between Investec and the Company.

“Mandate Letter” means the mandate letter appointing Investec to arrange and underwrite the Facilities dated 19 April 2011.

“Term Sheet” means the final credit committee approved term sheet dated 19 April 2011.

Capital Markets, a division of Investec Bank Limited. Reg. No. 1969/004763/06. A member of the Investec Group. An authorised financial services provider. A registered credit provider registration number NCRCP9.

Directors F Titi (Chairman), D M Lawrence* (Deputy Chairman), S Koseff* (Chief Executive), B Kantor* (Managing), S E Abrahams, G R Burger*, M P Malungani, K X T Socikwa, B Tapnack*. P R S Thomas, C B Tshill    * Executive Company Secretary: B Coetsee

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1.	Investec’s commitment to arrange and underwrite the Facilities is made in terms of the Mandate Documents and is subject to fulfilment of the following conditions to the satisfaction of Investec:

1.1	the Company and relevant entities within the Group obtaining ail necessary approvals, including regulatory in connection with the Facilities and the Acquisition from all relevant authorities in all relevant jurisdictions;

1.2	there being no material adverse change as set out in the Mandate Letter;

1.3	there being no event or circumstance in relation to the Acquisition which would result in Investec, the Company and/or its Affiliates acting contrary to any law, regulation, treaty or official directive binding on it, and

1.4	the preparation, execution, implementation and coming into force of the Facility Documents to the satisfaction of Investec, implemented substantially on the terms and conditions under the Term Sheet.

We look forward to working with you on the conclusion of the Acquisition and related Facilities.

Yours faithfully

For and on behalf of
Investec Bank Limited

Capital Markets	Johannesburg
Investec Bank Limited 100 Grayston Drive Sandown Sandton 2196 PO Box 785700 Sandton 2146 South Africa T +27 (0) 11 286 7000 F +27 (0) 11 286 7777 www.capitalmarkets.investec.com

Mr Chris Chadwick

Gold One International Limited

Level 3

100 Mount Street

North Sydney

NSW

2060

19 May 2011

Dear Sir

OUTSTANDING TERM SHEET CONDITIONS PRECEDENT IN RESPECT OF FINANCING FACILITIES TO THE GROUP FOR THE ACQUISITION OF ALL OF THE SHARES IN RAND URANIUM (PROPRIETARY) LIMITED

We, Investec Bank Limited (“Investec”), refer to the revised commitment letter dated 19 May 2011 (“the Revised Commitment Letter”). Terms defined in the Revised Commitment Letter shall have the same meaning for purposes of this letter.

We refer to the Term Sheet and confirm that only the following conditions precedent to drawdown, as set out in the Term Sheet, remain to be fulfilled to the satisfaction of Investec:

1.	paragraph (h): satisfactory conclusion of a suitable sale and purchase agreement in respect of the entire issued share capital in Rand Uranium (Proprietary) Limited and proof of settlement of the balance of the acquisition costs;

2.	paragraph (i): satisfactory settlement of the convertible debentures, including the release of security arrangements;

3.	paragraph (j) all security is in place, with all required formalities having been concluded, including evidence that all necessary consents, licenses, board approvals and governmental authorisations required by law are in place;

4.	paragraph (k): all project accounts are opened;

5.	paragraph (m): executed documentation along with evidence of authorisation to execute the documentation, including appropriate shareholder and regulatory approvals;

6.	paragraph (n): receipt of all documents in respect of the borrower and guarantors as may be required in relation to compliance with the Financial Intelligence Centre Act;

7.	paragraph (o): evidence to the satisfaction of the lenders that there has been no material adverse change (i) to the business, operations, assets, property, condition (financial or otherwise), prospects or results of the operations of the borrower, the project, the guarantors or the guarantor group taken as a whole since their last audited annual financial statements; and/or (ii) in either the local or international debt, capital, syndicated loan or commodity markets relevant to the facility;

Capital Markets, a division of Investec Bank Limited. Reg. No. 1969/004763/06. A member of the Investec Group. An authorised financial services provider. A registered credit provider registration number NCRCP9.

Directors F Titi (Chairman), D M Lawrence* (Deputy Chairman), S Koseff* (Chief Executive), B Kantor* (Managing), S E Abrahams, G R Burger*, M P Malungani, K X T Socikwa, B Tapnack*, P R S Thomas, C B Tshlli    * Executive Company Secretary: B Coetsee

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8.	paragraph (p): opinions of legal counsel to the lenders, the borrower and the guarantors from each relevant jurisdiction in a form satisfactory to the lenders;

9.	paragraph (r): payment of fees; and

10.	paragraph (s): no event of default or potential event of default.

Yours faithfully

For and on behalf of
Investec Bank Limited

Capital Markets	Johannesburg
Investec Bank Limited 100 Grayston Drive Sandown Sandton 2196 PO Box 785700 Sandton 2146 South Africa T +27 (0) 11 286 7000 F +27 (0) 11 286 7777 www.capitalmarkets.investec.com

Mr Chris Chadwick

Gold One International Limited

Level 3

100 Mount Street

North Sydney

NSW

2060

20 May 2011

Dear Sir

REVISED LETTER WITH REGARD TO OUTSTANDING TERM SHEET CONDITIONS PRECEDENT IN RESPECT OF FINANCING FACILITIES TO THE GROUP FOR THE ACQUISITION OF ALL OF THE SHARES IN RAND URANIUM (PROPRIETARY) LIMITED

We, Investec Bank Limited (“Investec”), refer to our letter dated 19 May 2011 confirming the outstanding term sheet conditions precedent in respect of the above financing.

We refer to the Term Sheet and confirm that only the following conditions precedent to drawdown, as set out in the Term Sheet, remain to be fulfilled to the satisfaction of Investec:

1.	paragraph (h): satisfactory conclusion of a suitable sale and purchase agreement in respect of the entire issued share capital in Rand Uranium (Proprietary) Limited and proof of settlement of the balance of the acquisition costs. We confirm that we are satisfied with the terms of the current draft of the sale and purchase agreement (marked “Purchaser’s draft May, 19, 2011”);

2.	paragraph (l): satisfactory settlement of the convertible debentures, including the release of security arrangements;

3.	paragraph (j) all security is in place, with all required formalities having been concluded, including evidence that all necessary consents, licenses, board approvals and governmental authorisations required by law are in place;

4.	paragraph (k): all project accounts are opened;

5.	paragraph (m): executed documentation along with evidence of authorisation to execute the documentation, including appropriate shareholder and regulatory approvals;

6.	paragraph (n): receipt of all documents in respect of the borrower and guarantors as may be required in relation to compliance with the Financial Intelligence Centre Act;

7.	paragraph (o): evidence to the satisfaction of the lenders that there has been no material adverse change (i) to the business, operations, assets, property, condition (financial or otherwise), prospects or results of the operations of the borrower, the project, the guarantors or the guarantor group taken as a whole since their last audited annual financial statements; and/or (ii) in either the local or international debt, capital, syndicated loan or gold markets relevant to the facility. We confirm that as at the date of this letter no material adverse change has occurred;

Capital Markets, a division of Investec Bank Limited. Reg. No. 1969/004763/06. A member of the Investec Group. An authorised financial services provider. A registered credit provider registration number NCRCP9.

Directors F Titi (Chairman), D M Lawrence* (Deputy Chairman), S Koseff* (Chief Executive), B Kantor* (Managing), S E Abrahams, G R Burger*, M P Malungani, K X T Socikwa, B Tapnack*, P R S Thomas, C B Tshili    * Executive Company Secretary: B Coatsee

Australia Botswana Canada Guernsey Hong Kong Ireland Jersey Mauritius Namibia South Africa Switzerland Taiwan United Kingdom United States

8.	paragraph (p): opinions of legal counsel to the lenders, the borrower and the guarantors from each relevant jurisdiction, in respect of the powers, capacity and authority of the parties to enter the Facility Documents and the enforceability thereof, in a form satisfactory to the lenders;

9.	paragraph (r): payment of fees; and

10.	paragraph (s): no event of default or potential event of default.

Yours faithfully

For and on behalf of
Investec Bank Limited

Annexure G - Relevant individuals

John Munro - CEO

Dave King - CFO

Grant Stuart - Executive

Harry Joelson - Project Manager

Herculus Jacobs - Head Metallurgy

Rex Zorab - Head Environment

Frans Agenbag - GM

Hiiten Ooka - Fin Manager

Deon Hahn - Engineering Manager

Marius Jacobs - H.R. Manager

Jurgens Visser - Corporate Mineral Resource Manager